SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      Pursuant to section 12(b) or 12(g) of
                       The Securities Exchange Act of 1934

                                 Imperiali, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Florida                                           65-0574887
     ------------------                                  ------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification No.)


777 S. Flagler Drive #800W, West Palm Beach, FL                    33401
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(Address of Principal Executive Offices)                        (Zip Code)

Registrant's Telephone Number: (561) 805-9494

Securities to be registered under Section 12(b)of the Act:

Title of class                             Name of each exchange on which
to be so registered                        each class is to be registered

       None                                            None
----------------------------               -------------------------------


Securities to be registered under Section 12(g) of the Act:

                          Common stock, $.001 par value
--------------------------------------------------------------------------------
                                (Title of class)


--------------------------------------------------------------------------------
                                (Title of class)


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                                TABLE OF CONTENTS

                                                                            Page

     Item 1.    Business.                                                     2

     Item 1A.   Risk Factors.                                                37

     Item 2.    Financial Information.                                       49

     Item 3.    Properties.                                                  55

     Item 4.    Security Ownership of Certain Beneficial Owners
                and Management.                                              56

     Item 5.    Directors and Executive Officers.                            57

     Item 6.    Executive Compensation.                                      62

     Item 7.    Certain Relationships and Related Transactions.              63

     Item 8.    Legal Proceedings.                                           63

     Item 9.    Market Price of and Dividends on the Registrant's
                Common Equity and Related Stockholder Matters.               64

     Item 10.   Recent Sales of Unregistered Securities.                     65

     Item 11.   Description of Registrant's Securities to be
                Registered.                                                  66

     Item 12.   Indemnification of Directors and Officers.                   70

     Item 13.   Financial Statements and Supplementary Data.                 72

     Item 14.   Changes in and Disagreements with Accountants
                on Accounting and Financial Disclosure.                      73

     Item 15.   Financial Statements and Exhibits.                           73

     Index to Exhibits                                                       74

     Imperiali, Inc. is filing this Registration Statement on Form 10 under the Securities Exchange Act of 1934 (the "Registration Statement") on a voluntary basis to provide current public information to the investment community and to comply with applicable requirements for the quotation or listing of its securities on a national securities exchange or other public trading market. In this Registration Statement, the "Company," "we," "us," and "our" refer to Imperiali, Inc.

Item 1. Business.

(a)  General Development of the Business
     -----------------------------------

     We were incorporated in Florida on September 27, 1994 by Daniel J. Imperato under the name Automated Energy Security Inc.

     From September 1994 through March 1999, the Company provided energy management services and intelligent security for residential dwellings, commercial buildings and government facilities. In 1994, the Company purchased all of the patented technology, software and patents pending on the Wide Area Energy Savings System known as "TESS" (Total Energy Security System) from Associated Data Consultants, Inc. In 1998, after Bell Atlantic (one of our strategic partners) withdrew from the development of TESS and engaged in litigation with Associated Data, the Company abandoned our business operations related to TESS.

     In March 1999, we changed our name to New Millennium Development Group, Inc. and our business operations to media and telecommunications, focusing on connectivity solutions, storage, fiber optic cable systems, security and the international long distance market. Our plan was to spearhead a sub sea fiber optic cable system connecting 70 countries around the globe. In furtherance of the plan the Company entered into Memoranda of Understanding with 30 countries, completed landing party site and ocean surveys, arranged long-term financing and selected vendors and subcontractors for fiber optic cable and equipment. During the process, however, the price of cable systems skyrocketed, forcing us to reconsider our business plans and projections. The Company retained the services of an independent consultant who concluded that not only would increasing cable prices decrease long-term gains, the rapid development of the internet and IP systems would render obsolete the market for fiber optic cable. Accordingly, in mid 2001 we shifted our focus away from fiber optic cable systems and concentrated on Voice over Internet Protocol (VOIP) and related services including high-speed wireless standard ISP and broadband services; international calling cards; video conferencing and related IP products.

     Failed corporate history, management infighting, the tragedy of September 11, 2001 and the general economic downturn especially related to technology, led us to cease business operations in mid-2002 until mid-2005. However, during this time, Mr. Imperato, the Company's Chairman and majority shareholder, worked to maintain management relationships with previous businesses, associates and professionals for the eventual resurrection of business operations.

     In November 2005, we changed our name to Imperiali, Inc. and commenced operations as an investment company. To date, the activities of our principals have largely been limited to organizational matters and fund raising. We have commenced the private placement of up to 10 million of the Company's common shares in an offering (the "Offering") exempt from the registration requirements of the Securities Act of 1933 ("1933 Act") pursuant to Section 4(2) thereof and Regulation D ("Regulation D") thereunder. Upon the closing of the Offering, the Company's common shares will be owned by numerous persons that are both "accredited investors," as that term is defined in Regulation D, and "qualified clients" within the meaning of the Investment Advisers Act of 1940 (the "1940 Act"),

     Our investment objective is to generate both current income and capital appreciation to deliver superior, risk adjusted returns to investors through investment in the debt and equity securities of privately and publicly held micro-cap companies (market capitalization below $50 million) that are based in the U.S. and that offer products and services that can be successfully expanded, marketed and sold in commercially viable international markets.

     We have filed an election with the Securities and Exchange Commission to be regulated as a business development company under the 1940 Act and expect to assume that status following the effective date of this Registration Statement. As a business development company, we will primarily be engaged in the business of furnishing capital and making available managerial assistance to companies that do not have ready access to capital through conventional financial channels. We refer to the companies in which we invest as "portfolio companies." Also, as a business development company we will be required to comply with numerous regulatory requirements. For example, we expect to finance our investments using debt and equity; however, our ability to use debt is limited in certain significant respects. See "Regulation as a Business Development Company."

     For U.S. federal income tax purposes, we are currently taxed as an ordinary corporation under Subchapter C of the Internal Revenue code of 1986, as amended (the "Code"). However, we intend to elect, as soon as practicable after qualification, to be treated for federal income tax purposes as a regulated investment company under Subchapter M of the Code. As a regulated investment company, we generally would not have to pay corporate-level federal income taxes on any net ordinary income or capital gains that we distribute to our stockholders as dividends if we meet certain source-of-income, asset diversification, and income distribution requirements. See "Certain U.S. Federal Income Tax Considerations." As of the date of this Registration Statement, we cannot determine when we will be able to qualify as a regulated investment company.

     Our principal executive offices are located at 777 South Flagler Drive, Suite 800 West, West Palm Beach, Florida 33401 and our telephone number is (561) 805-9494. We maintain a website on the Internet at www.imperali.org. Information contained on our website is not incorporated by reference into this Registration Statement and you should not consider information contained on our website to be part of this Registration Statement.

Ownership of the Company

     As of January 1, 2007, there were approximately 500 holders of record of our common stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name. Upon the closing of the Offering, we expect the number of shareholders to have increased.

     In exchange for certain services provided by the Imperiali Organization LLC (a company wholly owned and controlled by Daniel J. Imperato, our Chairman and majority stockholder) and the right of first refusal to acquire or participate in websites and projects developed by the Imperiali Organization, we have issued five million shares of our Series B preferred stock to the Imperiali Organization. The powers, preferences and rights of the shares of such series are discussed under Item 10, Recent Sales of Unregistered Securities.

Use of Proceeds

     Immediately after the closing of the Offering, the Company expects to have cash resources in excess of $30 million and no indebtedness other than accounts payable incurred in the ordinary course of the Company's business.

     We anticipate that it will take us up to 90 days to invest substantially all of the proceeds of the Offering in accordance with our investment strategy. During this period, we intend that a substantial portion of our overall portfolio will be invested in temporary investments, such as cash and cash equivalents, which we expect will earn yields substantially lower than the income that we anticipate receiving in respect of investments in Portfolio Companies as are described below in Item 1(c).

(b)  Financial Information About Segments
     ------------------------------------

     Since the we only recently re-commenced operations, the Company has limited financial information. The Company's audited financial statements are included in this Registration Statement.

(c)  Narrative Description of Business
     ---------------------------------

General

     We recently changed our name to Imperiali, Inc. and commenced operations as an economic and business development firm that will apply analytic techniques and industry knowledge to various investments in a broad range of portfolio companies. To date, the activities of our principals have largely been limited to organizational matters and fund raising through the Offering.

     Our investment objective is to generate both current income and capital appreciation to deliver superior, risk adjusted returns to investors through investment in the debt and equity securities of privately and publicly held micro-cap companies (market capitalization below $50 million) that are based in the U.S. and that offer products and services that can be successfully expanded, marketed and sold in commercially viable international markets. Our principals' experience combines economic and financial analysis with expertise in business strategy and planning, market and demand forecasting, policy analysis, and technology development strategy. They have worked on a variety of matters, such as mergers and acquisitions, new product introductions, strategy and capital investment decisions, the outcomes of which often have significant implications or consequences for the parties involved. We will offer our portfolio companies a wide array of services such as strategy development, performance improvement, corporate portfolio analysis, market demand and new product strategies, evaluation of intellectual property and other assets and competition analysis. Matters such as these often require independent analysis, and as a result, companies (such as our portfolio companies) must outsource this work to outside experts. We expect that our portfolio companies will turn to us because we can provide qualified economic and financial experts to address a wide variety of matters.

     In addition to our internal Company resources, we believe that we will be able to provide such advice and assistance by using our extensive international network of agents and affiliates, located in many countries and regions and spanning more than five continents. This network, which we refer to as Imperiali Inc.'s Global Advisory Team, is able to monitor and in some cases influence events, prudently utilizing the tools and leverage that the portfolio company's business model affords, endeavoring to mitigate risks and safeguard investments, with the idea of protecting the Company's shareholders' interest.

     We have filed an election with the Securities and Exchange Commission to be regulated as a business development company under the 1940 Act and expect that election to become effective after the effective date of this Registration Statement. As a business development company, we intend to focus primarily on micro-cap companies with sales of $25-$50 million and a strong domestic presence, with a key product or service that is globally marketable. Micro-cap companies (market capitalization below $50 million) are more likely than larger companies to focus on innovative products and services. Due to the high cost of competition on a global scale, these micro-caps are losing market share. They may not have the advertising dollars to compete, may lack access to long-term debt financing for expansion and manufacturing and, more generally, they lack the experience and contacts to access new global markets.

     We view this problem for micro-cap companies to be an opportunity for us to assist them with the competitive edge they require, to expand and to grow top-line revenues. Extending the assistance of Company management personnel by the use of our Global Advisory Team, we can assist our portfolio companies expand globally, identify capital and political resources, adapt to local customs and operating requirements in international markets, access new consumers, new sources of materials and remote manufacturing options, and generally make the best possible business decisions.

     We favor companies that present opportunities for superior performance through internal growth, product or geographic expansion, the completion of complementary add-on acquisitions, or industry consolidations. We would prefer to be a majority investor, without a fixed time horizon for the liquidation of our investments. We may continue to provide capital for add-on acquisitions that help build value after the initial closing.

     Once we have identified a target portfolio company, we will conduct our due diligence, and, as appropriate, determine whether to either (i) invest and advise or (ii) merely advise the portfolio company for a fee. Once we have decided to advise the portfolio company, we can distribute the portfolio company's business plan or other corporate literature to our agents and affiliates in over 70 countries. Based upon the feedback from the various local agents and their local markets, we will determine how to proceed to assist the portfolio company in pursuing and executing viable growth opportunities and strategies in the countries where our business contacts have indicated clear business interest and market viability. Methods of expansion we may recommend to our portfolio companies include, but are not limited to, strategic partnering, joint venture, licensing with royalty agreement, regional distribution networks, regionalized manufacturing, and entry into the public markets.

     In addition to investing in and assisting portfolio companies, we will have opportunities created through our relationship with the Imperiali Organization, which has contractually agreed to serve as the development team for Imperiali Inc. The Imperiali Organization has an ongoing series of projects which have (or may have) application to the global marketplace. Through an agreement between Imperiali Organization and the Company, we will have the first right of refusal on any and all projects created and developed by the Imperiali Organization.

     In summary, as a business development company Imperiali Inc. looks to globalize and grow viable micro-cap companies by investing in them and/or advising them by utilizing our international teams, residing in many international markets and who have the intellectual, cultural, financial, political and operational capabilities, combined with a global vision, to connect growing companies to the world's markets.

Due Diligence

     We intend to conduct diligence on prospective portfolio companies consistent with the best practices approach adopted by others in our sector. We believe that our management personnel, augmented as necessary by members of our Global Advisory Teams, have the ability and knowledge to conduct appropriate and extensive due diligence investigations prior to our investing in a prospective portfolio company. In conducting our due diligence, the Company will use publicly available information, as well as information derived from former and current management teams, consultants, competitors and investment bankers and the direct experience of our management and associates.

     Our due diligence will typically include:

          o    review of historical and prospective financial information;

          o    on-site visits;

          o interviews with management, employees, customers and vendors of the potential portfolio company;

          o    review of senior loan documents;

          o    background checks; and

          o research relating to the company's management, industry, markets, products and services, and competitors.

     Upon the completion of due diligence and a decision to proceed with an investment in a company, our management will present the opportunity to our Board of Directors, which will determine whether to pursue the potential investment. Additional due diligence with respect to any investment may be conducted on our behalf by attorneys and independent accountants prior to the closing of the investment, as well as other outside advisers, as appropriate.

Managerial Assistance

     As a business development company, we will offer, and must provide upon request, managerial assistance to our portfolio companies. This assistance could involve, among other things, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial guidance or exercising strategic or managerial influence over such companies. We expect to receive fees for these services. Company management personnel and our Global Advisory Teams will provide managerial assistance to those portfolio companies that request this assistance. Additionally, we have developed relationships with potential service providers in this process that include legal, accounting, public relations, market makers, investment banking firms and investors.

     Together with members of our Global Advisory Teams and service providers, we plan to work with our portfolio companies to accomplish the following steps:

          (A) Develop a detailed understanding of management's expected outcomes;

          (B)  Develop a timetable for the transaction;

          (C) Validate proposed transaction terms with select buyers or sellers;

          (D)  Perform transactional due diligence;

          (E) Prepare an executive summary and presentation materials - including a financial model;

          (F)  Pre-screen and contact potential buyers or sellers;

          (G)  Coordinate principal meetings;

          (H) Coach management on how to communicate and negotiate with buyers and sellers and generally facilitate the interactions between management and buyers or sellers;

          (I) Assist with the preparation of responses to due diligence requests;

          (J) Assist with the negotiation of term sheets with interested parties; and

          (K) Work with management and the investor or lender to complete due diligence process and negotiate final closing documents.

Ongoing Relationships with Portfolio Companies

     We will monitor our portfolio companies on an ongoing basis. We will monitor the financial trends of each portfolio company to determine if it is meeting its business plans and to assess the appropriate course of action for each company. We have several methods of evaluating and monitoring the performance and fair value of the Company's investments, which may include, but are not limited to, the following:

          o Assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;

          o Periodic and regular contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements and accomplishments;

          o    Comparisons to other companies in the industry;

          o    Attendance at and participation in board meetings; and

          o Review of monthly and quarterly financial statements and financial projections for portfolio companies.

Valuation Policies

     Valuation of Portfolio Investments

     As a Business Development Company, our business plan calls for us to invest primarily in illiquid securities issued by private companies ("Private Investments")(we are required to invest at least an aggregate of 70% of our assets Private Investments and in companies listed on the OTCBB). Private Investments are generally subject to restrictions on resale and generally have no established trading market. The Company values our Private Investments at fair value as determined in good faith by our Board of Directors in accordance with our valuation policy. That policy calls for the determination of fair value at "the amount for which an investment could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale." Our valuation policy is intended to provide a consistent basis for establishing the fair value of the portfolio. The Company will record unrealized depreciation on investments when we believe that an asset has been impaired and full collection for the loan or realization of an equity security is doubtful. Conversely, the Company will record unrealized appreciation if we have a clear indication that the underlying portfolio company appreciates and, therefore, our security has appreciated. Under this valuation policy, the Company does not consider temporary changes in the capital markets, such as interest rate movements or changes in the public equity markets, in order to determine whether an investment in a private company has been impaired or whether a private investment has increased in value. The value of investments in public securities is determined using quoted market prices discounted for restrictions on resale.

     Equity Securities

     Equity interests in portfolio companies for which there is no liquid public market are valued based on the enterprise value of the portfolio company, which is determined using various factors, including net cash flow from operations of the portfolio company and other pertinent factors such as recent offers to purchase a portfolio company's securities or other liquidation events. The determined fair values are generally discounted to account for restrictions on resale and minority control positions.

     The value of our equity interests in public companies for which market quotations are readily available is based upon the closing public market price for the last day up to and including the balance sheet date. Securities that carry certain restrictions on sale are typically valued at a discount from the public market value of the security.

     Dividend income, if any, is recorded on cumulative preferred equity securities on an accrual basis to the extent that such amounts are expected to be collected and on common equity, securities on the record date for private companies or on the ex-dividend date for publicly traded companies.

     Loans and Debt Securities

     For loans and debt securities, to the extent that the Company invests in them, fair value generally approximates cost unless the borrower's condition or external factors lead to a determination of fair value at a lower amount. When the Company receives nominal cost warrants or free equity securities ("nominal cost equity"), we allocate our cost basis in our investment between the debt securities and the nominal cost equity at the time of origination. At that time, the original issue discount basis of the nominal cost equity is recorded by increasing the cost basis in the equity and decreasing the cost basis in the related debt securities.

     Interest income is recorded on an accrual basis to the extent that such amounts are expected to be collected. For loans and debt securities with contractual payment-in-kind interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, we will not accrue payment-in-kind interest if the portfolio company valuation indicates that the payment-in-kind interest is not collectible. Loan origination fees, original issue discount, and market discount are capitalized and then amortized into interest income using the effective interest method.

     The weighted average yield on loans and debt securities is computed as the
(a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount and market discount earned on accruing loans and debt securities, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date. Prepayment premiums are recorded on loans when received.

Portfolio Valuation Process

     Our methodology includes the examination of, among other things, the underlying investment performance, financial condition, and market-changing events that affect valuation. Because of the type of investments that the Company makes and the nature of our business, this valuation process requires an analysis of various factors.

     Our process for determining the fair value for a private finance investment is applied consistently across our portfolio. The process is as follows.

          o First, the Company determines the portfolio company's enterprise value as if the Company were to sell it in a "current sale." In our valuation process, the Company uses the AICPA's definition of "current sale," which means an "orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale."

          o The Company then evaluates the amount of our debt and the position of our debt in the portfolio company's capital structure.

          o If the enterprise value of the portfolio company is in excess of the amount of our last dollar of investment capital given our priority in the capital structure, the fair value of our investment will be considered to be our cost or perhaps, given the structure of our particular security, greater than cost if we are to share in equity appreciation.

          o If the enterprise value of the portfolio company is less than our last dollar of investment capital in the capital structure, then our investment has declined in value and the Company needs to reduce the fair value of our investment and incur a charge to our earnings by recognizing unrealized depreciation.

     Determining the enterprise value of a portfolio company, as if that portfolio company were to be sold in a "current sale," is a very complex process, where we must analyze the historical and projected financial results of the portfolio company and analyze the public trading market and private merger and acquisition market to determine appropriate purchase price multiples. In addition, a reasonable discount to the value of our securities must also be reflected when the Company may have restrictions such as vesting periods for warrants or other factors. We also take into account the collectibility of non-cash interest to determine if the Company will continue to accrue such interest.

     Specific Considerations

     The valuation of illiquid private securities is inherently subjective, and as a result, the Company intend to exercise good judgment in our valuation process. Specifically, we will exercise care to assure that the Company has considered the position of the portfolio company today and the position of our security today given the data we have available. We will also exercise care to assure that the process is not too mechanical; however, there are some specific considerations to be addressed in our valuation process. The ultimate goal is a reasonable estimate of fair value determined in good faith.

     Typically, in the private equity business, companies are bought and sold based upon multiples of EBITDA, cash flow, revenues and in limited instances book value. In determining a multiple to use for valuation purposes, we will look to private M&A statistics, reported public trading multiples and industry practices. In determining the right multiple, we intend to consider not only the fact that our portfolio company may be private relative to a peer group, but also the size and scope of our portfolio company and its specific strengths and weaknesses. In some cases, when a portfolio company is at EBITDA breakeven or slightly below but has excellent future prospects, we believe the best valuation methodology may be a discounted cash flow analysis based upon future projections. If a portfolio company is distressed, we believe a liquidation analysis may provide the best indication of enterprise value.

     Discounts on common equity securities.

     When determining the value of common equity securities or warrants to purchase such securities, we intend to consider what type of discount to apply to the value of the security if the Company is in a minority position, has restrictions on resale, has specific concerns about the receptivity of the M&A market to a specific portfolio company at a certain time and other factors. Generally, we find that the Company should apply larger discounts when we are new to an investment, and therefore, we have not yet developed an exit strategy. As an investment in the portfolio matures, we intend to consider whether or not the Company should begin to reduce discounts, especially if we are generally aware that either we or a controlling shareholder group has begun to develop an exit strategy.

     When we have begun to develop an exit strategy of the Company is the controlling shareholder, the discount imposed should generally be less than in the case of a minority position. We may still contemplate the need to discount for the current state of the M&A market or restrictions imposed on us due to our relationship with management of the portfolio company or other capital providers.

Competition

     The Company operates in a highly competitive market for investment opportunities. A large number of entities compete with us to make the types of investments that we intend to make. The Company competes with a large number of private equity and venture capital funds, other equity and non-equity based investment funds, investment banks and other sources of financing, including traditional financial services companies such as commercial banks and specialty finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act will impose on us as a business development company. As noted in Risk Factors, below, there can be no assurance that the competitive pressures the Company faces will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that the Company will be able to identify and make investments that are consistent with our investment objective.

Other Investments

     In addition to our planned investments in the debt or equity of micro-cap companies, we may invest, from time-to-time, in other investments, provided that we maintain at least 70% of our investments in Private Investments or in companies listed on the OTCBB.

     High Yield Bonds.

     The Company may invest in high yield bonds, i.e., income securities that are typically lower grade securities. The Company's investments in high yield securities may have fixed or variable principal payments and all types of interest rate and dividend payment and reset terms, including fixed rate, adjustable rate, zero coupon, contingent, deferred, payment in kind and auction rate features as well as a broad range of maturities.

     Lower grade securities are securities that are rated below investment grade, such as those rated Ba or lower by Moody's Investors Service, Inc. ("Moody's") or BB or lower by Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies ("S&P"), or securities comparably rated by other rating agencies, or unrated securities determined by us to be of comparable quality. Lower grade securities are commonly referred to as "junk bonds." Securities rated Ba by Moody's are judged to have speculative elements; their future cannot be considered as well assured and often the protection of interest and principal payments may be very moderate. Securities rated BB and B by S&P are regarded as having predominantly speculative characteristics and, while such obligations have less near-term vulnerability to default than other speculative grade debt, they face major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to inadequate capacity to meet timely interest and principal payments. Securities rated C by Moody's are regarded as having extremely poor prospects of ever attaining any real investment standing. Securities rated D by S&P are in default and the payment of interest and/or repayment of principal is in arrears.

     Lower grade securities, though high yielding, are characterized by high risk. They may be subject to certain risks with respect to the issuing entity and to greater market fluctuations than certain lower yielding, higher rated securities. The retail secondary market for lower grade securities may be less liquid than that of higher rated securities. Adverse conditions could make it difficult at times for the Company to sell certain securities or could result in lower prices than those used in calculating the Company's net asset value.

     The prices of debt securities generally are inversely related to interest rate changes; however, the price volatility caused by fluctuating interest rates of securities also is inversely related to the coupon of such securities. Accordingly, below investment grade securities may be relatively less sensitive to interest rate changes than higher quality securities of comparable maturity, because of their higher coupon. This higher coupon is what the investor receives in return for bearing greater credit risk. The higher credit risk associated with below investment grade securities potentially can have a greater effect on the value of such securities than may be the case with higher quality issues of comparable maturity, and will be a substantial factor in the Company's relative share price volatility.

     Lower grade securities may be particularly susceptible to economic downturns. It is likely that an economic recession could severely disrupt the market for such securities and may have an adverse impact on the value of such securities. In addition, it is likely that any such economic downturn could adversely affect the ability of the issuers of such securities to repay principal and pay interest thereon and increase the incidence of default for such securities.

     The ratings of Moody's, S&P and any other rating agencies represent their opinions as to the quality of the obligations which they undertake to rate. Ratings are relative and subjective and, although ratings may be useful in evaluating the safety of interest and principal payments, they do not evaluate the market value risk of such obligations. Although these ratings may be an initial criterion for selection of the Company's portfolio investments, we also will independently evaluate these securities and the ability of the issuers of such securities to pay interest and principal. To the extent that the Company invests in lower grade securities that have not been rated by a rating agency, the Company's ability to achieve its investment objectives will be more dependent on our credit analysis than would be the case when the Company invests in rated securities.

     Distressed Debt.

     The Company may invest in debt securities and other obligations of distressed companies. Investment in distressed debt is speculative and involves significant risk, including possible loss of the principal invested. Distressed debt obligations may be performing or non-performing and generally trade at prices substantially lower than lower grade securities of companies in similar industries. Investing in distressed debt is not a principal investment strategy of the Company.

     Equity Securities. The Company may also invest in equity securities, including common and preferred stocks of issuers selected by our investment advisory committee (with the approval of our Board of Directors), notwithstanding that such issuers are not micro-cap companies. In this regard, whether pertaining to a micro-cap company or not, the following considerations apply:

     Common Stock.

     Common stock generally represents an equity ownership interest in an issuer. Although common stocks have historically generated higher average total returns than fixed-income securities over the long term, common stocks also have experienced significantly more volatility in those returns and may under perform relative to fixed-income securities during certain periods. An adverse event, such as an unfavorable earnings report, may depress the value of a particular common stock held by the Company. Also, prices of common stocks are sensitive to general movements in the stock market and a drop in the stock market may depress the price of common stocks to which the Company has exposure. Common stock prices fluctuate for several reasons including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

     Preferred Securities.

     Traditional preferred securities generally pay fixed or adjustable rate dividends to investors and generally have"preference" over common stock in the payment of dividends and the liquidation of a company's assets. This means that a company must pay dividends on preferred stock before paying any dividends on its common stock. In order to be payable, distributions on such preferred securities must be declared by the issuer's board of directors. Income payments on most traditional preferred securities currently outstanding are cumulative, causing dividends and distributions to accumulate even if not declared by the board of directors or otherwise made payable. In such a case all accumulated dividends must be paid before any dividend on the common stock can be paid. However, some traditional preferred stocks are non-cumulative, in which case dividends do not accumulate and need not ever be paid. A portion of the Company's portfolio may include investments in non-cumulative preferred securities, whereby the issuer does not have an obligation to make up any arrearages to its shareholders. Should an issuer of a non-cumulative preferred stock held by the Company determine not to pay dividends on such stock, the Company's income would be adversely affected. There is no assurance that dividends or distributions on the traditional preferred securities in which the Company may invest will be declared or paid.

     The market value of preferred securities may be affected by favorable and unfavorable changes impacting companies in the utilities and financial services sectors, which are prominent issuers of preferred securities, and by actual and anticipated changes in tax laws, such as changes in corporate income tax rates or the dividends received deduction. Because the claim on an issuer's earnings represented by traditional preferred securities may become onerous when interest rates fall below the rate payable on such securities, the issuer may redeem the securities. Thus, in declining interest rate environments in particular, the Company's holdings of higher rate-paying fixed rate preferred securities may be reduced and the Company would be unable to acquire securities of comparable credit quality paying comparable rates with the redemption proceeds.

     Foreign Securities.

     The Company may invest in foreign securities, which may include securities denominated in U.S. dollars or in foreign currencies or multinational currency units. The Company may invest in foreign securities of emerging market issuers, but investments in such securities are not expected to comprise more than 5% of the Company's total assets. The Company will consider a company to be a U.S. company and not a foreign company if it was organized in the U.S. and its primary business office is in the U.S. Foreign securities markets generally are not as developed or efficient as those in the United States. Similarly, volume and liquidity in most foreign securities markets are less than in the United States and, at times, volatility of price can be greater than in the United States.

     The Company will also be subject to additional risks if it invests in foreign securities, including possible adverse political and economic developments, seizure or nationalization of foreign deposits and adoption of governmental restrictions which might adversely affect or restrict the payment of principal and interest on the foreign securities to investors located outside the country of the issuer, whether from currency blockage or otherwise.

     Since foreign securities may be purchased with and payable in foreign currencies, the value of these assets as measured in U.S. dollars may be affected favorably or unfavorably by changes in currency rates and exchange control regulations.

     Short-Term Debt Securities; Temporary Defensive Position.

     The Company anticipates that it will take up to 90 days to invest substantially all of the net proceeds received by the Company from the Offering due to the time necessary to identify, evaluate, structure, negotiate, and close suitable investments in potential portfolio companies. In the interim, the Company will invest in temporary investments, such as cash and cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less from the date of investment. In addition, during periods in which we determine that we are temporarily unable to follow the Company's investment strategy or that it is impractical to do so or pending re-investment of proceeds received in connection with the sale of a portfolio security or the issuance of additional securities or borrowing of money by the Company, all or any portion of the Company's assets may be invested in such temporary investments. Our determination that we are temporarily unable to follow the Company's investment strategy or that it is impractical to do so will generally occur only in situations in which a market disruption event has occurred and where trading in the securities selected through application of the Company's investment strategy is extremely limited or absent. In such a case, the market price of the Company's common shares may be adversely affected and we may not pursue or achieve our investment objective.

Regulation of the Company

     The Company has filed an election to be treated as a business development company under the 1940 Act, which will take effect after this Registration Statement, becomes effective. The 1940 Act contains prohibitions and a restriction related to transactions between business development companies and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates and requires that a majority of the directors be persons other than "interested persons," as that term is defined in the 1940 Act. In addition, the 1940 Act provides that the Company may not change the nature of its business so as to cease to be, or to withdraw its election as, a business development company unless approved by a majority of its outstanding voting securities.

     The Company will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect it against larceny and embezzlement. Furthermore, as a business development company, the Company will be prohibited from protecting any director or officer against any liability to the Company's shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office.

     The Company will be required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate its chief compliance officer to be responsible for administering the policies and procedures.

     The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") imposes a wide variety of regulatory requirements on publicly held companies and their insiders. Many of these requirements will affect the Company. The Company will continue to monitor compliance with all future regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that it is in compliance with such laws and regulations.

     Under the 1940 Act, a business development company may not acquire any assets other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as "qualifying assets," unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company's total assets. The principal categories of qualifying assets relevant to the Company's proposed business are the following:

     (1) Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

          (a) is organized under the laws of, and has its principal place of business in, the United States;

          (b) is not an investment company (other than a small business investment company wholly- owned by the business development company) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

          (c) satisfies any of the following:

               A. does not have any class of securities with respect to which a broker or dealer may extend margin credit (the "no margin securities test");

               B. is controlled by a business development company or a group of companies including a business development company and the business development company has an affiliated person who is a director of the eligible portfolio company; or

               C. is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

     (2) Securities of any eligible portfolio company which the Company controls.

     (3) Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the Company's purchase of the issuer's securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

     (4) Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and the Company already owns 60% of the outstanding equity of the eligible portfolio company.

     (5) Securities received in exchange for or distributed with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights related to such securities.

     (6) Cash, cash equivalents, U.S. government securities and other high-quality debt securities maturing in one year or less from the time of investment.

     With regard to (1) above, an "eligible portfolio company" is defined in the 1940 Act as any company that: (a) is organized under the laws of, and has its principal place of business in, the United States; (b) with certain exceptions, is not an investment company or a company that would be an investment company but for certain exclusions under the 1940 Act; and (c) satisfies one of three additional criteria. One of the criteria is that the company may not have any class of securities with respect to which a member of a national securities exchange, broker or dealer may extend or maintain credit to or for a customer pursuant to rules and regulations adopted by the Board of Governors of the Federal Reserve System, or "Federal Reserve Board," under Section 7 of the Securities Exchange Act of 1934 (the "1934 Act"), or "margin securities." This provision is referred to herein as the "no margin securities test."

     The Company intends to invest in private companies that may have outstanding privately-placed debt securities (in addition to the securities that the Company acquires) and the Company intends to treat such investments as qualifying assets. We believe that these companies will satisfy the no margin securities test. We note that Regulation T, the Federal Reserve Board regulation governing the extension of credit by brokers and dealers, identifies securities that are margin securities. When the provisions of the 1940 Act relating to business development companies were enacted in 1980, margin securities were limited to (i) securities that were listed on a national securities exchange;
(ii) equity securities that were traded over the counter and listed on the Federal Reserve Board's "OTC margin stock" list; and (iii) limited categories of non-listed debt securities that were issued in public offerings by public companies. Under this standard, a private company (that is, a company that had not publicly offered any securities and did not file periodic reports under the 1934 Act) that had outstanding privately-placed debt securities would have been an eligible portfolio company under the no margin securities test.

     In 1998, the Federal Reserve Board amended Regulation T to include within the definition of margin securities any "non-equity security." Non-equity securities include debt securities. If applied literally, this change would mean that any company that has issued any debt securities would not be an eligible portfolio company under the no margin securities test and the Company would be severely limited in its ability to pursue its strategy.

     We do not believe that this result was intended by the Federal Reserve Board when it amended Regulation T in 1998 or contemplated by Congress when it enacted the provisions of the 1940 Act relating to business development companies, and do not believe that the no margin securities test should be interpreted as causing a private company that had outstanding debt securities to fail the no margin securities test, notwithstanding the literal language of the 1940 Act and Regulation T. The SEC and the courts may have a different interpretation of this provision and, accordingly, there can be no assurance that the Company will be able to pursue its investment objective.

     Legislation currently pending in congress, H.R. 436 (the Increased Capital Access for Growing Business Act), would, if enacted, alter the criteria used to determine if securities can be treated as qualifying assets. The new criteria, if enacted, would allow securities to be treated as qualifying assets if (i) the issuer of the securities does not have any class of equity securities listed for trading on a national securities exchange or traded through the facilities of a national securities association or (ii) the aggregate value of the issuer's outstanding publicly traded equity securities is not more than $250,000,000. The enactment of this legislation would confirm that private companies with outstanding debt securities, as well as other types of companies, are eligible portfolio companies. There can be no assurance that H.R. 436 or similar legislation will be enacted or, if enacted, that it would not be materially different than the current form of legislation that is pending.

     In addition, the SEC has proposed new Rule 2a-46 that is substantially similar to H.R. 436. The proposed rule, however, does not contain a test based upon market capitalization. We do not expect that either the proposed rule or legislation, if adopted, will be adverse to the Company's investment program.

     The Company will invest in private companies that may have outstanding privately-placed debt securities (in addition to the securities that the Company acquires) and the Company intends to treat such investments as qualifying assets. Unless H.R. 436 is enacted or the status of private companies with privately-issued debt securities as eligible portfolio companies is clarified through SEC rulemaking or other means, there is a risk that the types of investments that the Company intends primarily to make would not be deemed to be qualifying assets.

     We have received no assurance from the SEC or its staff as to whether or not they agree with our interpretation that privately-issued debt securities of private companies are qualifying assets.

     A decision by the SEC or a court that conflicts with our interpretation would have a material adverse effect on the Company's business. For example, such a decision would make it more difficult for us to identify investment opportunities and may require the Company to change its investment objective or policies, or conceivably seek shareholder approval to cease to be regulated as a business development company. The SEC may also take such other actions against the Company as it determines to be appropriate.

     Such a decision also may require that the Company dispose of investments made based on our interpretation. Disposing of such investments could have a material adverse effect on the Company and the Company's shareholders. The Company may need to dispose of such investments quickly, which would make it difficult to dispose of such investments on favorable terms. Because these types of investments will generally be illiquid, the Company may have difficulty in finding a buyer for these investments and, if it does, it may have to sell them at a substantial loss.

     The 1940 Act also limits our ability to borrow money or issue debt securities or additional preferred stock so that the resulting leverage does not exceed the Company's net assets attributable to common shares. Compliance with these requirements may unfavorably limit the Company's investment opportunities and reduce its ability in comparison to other companies to profit from favorable spreads between the rates at which we can borrow and the rates at which we can lend. Although the members of Company management and our advisors have extensive experience with the types of investments it is anticipated the Company will make, none of us has prior experience managing a business development company such as the Company. The Company principals have no experience managing a registered investment company, although they do have experience providing significant managerial assistance to operating companies in the form of board representation and advice concerning financings and other strategic matters.

     Under Section 57 of the 1940 Act, the Company cannot, with minor exceptions, sell securities to, buy securities from, or lend money to, certain controlling or closely affiliated persons or companies; e.g., directors, officers, employees of the Company, or members of the investment advisory committee, or any company that any of these people control. Any such transactions would be subject to prior SEC approval, and the Company has no plans to invest in these affiliates. If the Company chooses to invest in such persons or companies, such decision would be subject to approval by our Board of Directors.

     The Board of Directors could approve the proposed transaction only if the directors found that the terms of such transaction, including the consideration to be paid or received, were reasonable and fair to the shareholders of the Company, and did not involve overreaching on the part of any person concerned; and that the proposed transaction was consistent with the interests of the Company's shareholders and consistent with the policies of the Company, as reflected in such policies reported in reports filed under the 1934 Act and reports to shareholders. The directors are required to record in their minutes and preserve in their records, a description of the proposed transaction, their findings, the information or materials upon which their findings were based, and the basis for their decision. Furthermore, the approval must be granted by both a majority of the Company's directors who have no financial interest in the transaction, and a majority of its independent directors, i.e., directors who are not interested persons of the Company (as defined in the 1940 Act).

Certain U.S. Federal Income Tax Consequences

     The following discussion summarizes certain U.S. federal income tax considerations relating to the Company and an investment in the Company. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service (the "Service") and judicial decisions, all as in effect on the date hereof and which are subject to change, possibly with retroactive effect.

     The discussion does not purport to describe all of the U.S. federal income tax consequences applicable to the Company or that may be relevant to a particular investor in the Company (for purposes of this section, an "Investor") in view of such Investor's particular circumstances and, except to the extent provided below, is not directed to Investors subject to special treatment under the U.S. federal income tax laws, such as banks, dealers in securities, tax-exempt entities, non-U.S. persons and insurance companies. In addition, this summary does not discuss any aspect of state, local or foreign tax law and assumes that Investors will hold their interests in the Company as capital assets within the meaning of Section 1221 of the Code. The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is an Investor in the Company generally depends on the status of the partner, rather than the partnership, and is not specifically addressed herein.

     Moreover, no advance rulings have been or will be sought from the Service regarding any matter discussed in this Registration Statement, and counsel to the Company has not rendered any opinion with respect to any of the U.S. federal income tax consequences relating to the Company or an investment therein. No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Accordingly, prospective Investors are urged to consult their own tax advisors to determine the U.S. federal income tax consequences to them of acquiring, holding and disposing of interests in the Company, as well as the effects of the state, local and non-U.S. tax laws.

     For purposes of the following discussion, a "U.S. Holder" is an Investor who is a U.S. person, defined in Section 7701 (a) (30) of the Code to mean: (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized under the laws of the United States or any state thereof,

(iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A "Non-U.S. Holder" is an Investor who is not a U.S. Holder.

     Classification of the Company.

     The Company intends to elect to be and to qualify to be treated as, a regulated investment company under Subchapter M of the Code. For each taxable year that the Company so qualifies, it will be relieved of U.S. federal income taxation on that part of its investment company taxable income (consisting generally of net investment income, net short-term capital gain, and net gains from certain foreign currency transactions) and net capital gain that it distributes to the Investors.

     In order to qualify as a regulated investment company, the Company must, among other things, (a) derive in each taxable year at least 90% of its gross income (including tax-exempt interest) from dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including but not limited to gain from options, futures and forward contracts) derived with respect to its business of investing in stock, securities or currencies; and (b) diversify its holdings so that, subject to certain exceptions and cure periods, at the end of each fiscal quarter (i) at least 50% of the market value of its total assets is represented by cash and cash items, U.S. government securities, the securities of other regulated investment companies and other securities, with other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of its total assets and not more than 10% of the outstanding voting securities of any issuer, and
(ii) not more than 25% of the market value of its total assets is invested in the securities of any issuer (other than U.S. government securities and the securities of other regulated investment companies) or of any two or more issuers that it controls and that are determined to be engaged in the same business or similar or related trades or businesses.

     As a regulated investment company, in any fiscal year with respect to which the Company distributes at least 90% of the sum of its (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net short-term capital gains over net long-term capital losses and other taxable income other than any net capital gain reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) net tax-exempt interest (the excess of its gross tax-exempt interest over certain disallowed deductions), it (but not its shareholders) generally will not be subject to U.S. federal income tax on investment company taxable income and net capital gains that it distributes to shareholders. To the extent that it retains its net capital gains for investment, the Company will be subject to U.S. federal income tax. It may choose to retain its net capital gains for investment and pay the associated federal corporate income tax.

     Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% excise tax payable by the Company. To avoid this tax, it must distribute (or be deemed to have distributed) during each calendar year an amount equal to the sum of:

          (1) at least 98% of its ordinary income (not taking into account any capital gains or losses) for the calendar year;

          (2) at least 98% of its capital gains in excess of its capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made by a company with a November or December year-end to use the company's fiscal year); and

          (3) any undistributed amounts from previous years on which it paid no U.S. federal income tax.

     While the Company intends to distribute any income and capital gains in the manner necessary to minimize imposition of the 4% excise tax, sufficient amounts of its taxable income and capital gains may not be distributed to avoid the imposition of the tax entirely. In that event, it will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement.

     If in any particular taxable year, the Company does not qualify as a regulated investment company, all of its taxable income (including its net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to shareholders, and distributions will be taxable to the shareholders as ordinary dividends to the extent of the Company's current and accumulated earnings and profits.

     The Company may make certain investments which would subject it to special provisions of the Code that, among other things, may defer the use of certain deductions or losses and affect the holding period of securities held by the Company and the character of the gains or losses realized by it. These provisions may also require that the Company recognize income or gain without receiving cash with which to make distributions. In particular, it may recognize original issue discount if it acquires zero coupon securities, deferred interest securities or certain other securities, or if it receives warrants in connection with the making of a loan or possibly in other circumstances. Such original issue discount, which could be, but is not expected to be, significant relative to the Company's overall investment activities, generally will be included in income in the taxable year of accrual and before the Company receives any corresponding cash payments. The Company may also be required to include in income certain other amounts that it will not receive in cash.

     Since in certain circumstances the Company may recognize income before or without receiving cash representing such income, it may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining regulated investment company status and for avoiding income and excise taxes. Accordingly, it may have to sell some investments at times it would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If it is not able to obtain cash from other sources, the Company may fail to qualify as a regulated investment company and thereby be subject to corporate-level income tax.

     In the event the Company invests in foreign securities, it may be subject to withholding and other foreign taxes with respect to those securities. The Company does not expect to satisfy the requirement to pass through to the shareholders their share of the foreign taxes paid by the Company.

     Taxation of U.S. Holders.

     Distributions from the Company's investment company taxable income (consisting generally of net investment income, net short-term capital gain, and net gains from certain foreign currency transactions) generally will be taxable to the Investors as ordinary income. Such distributions that exceed the Company's earnings and profits generally are treated as a return of capital, and to the extent such distributions exceed the Investor's basis in its shares of the Company, will be treated as capital gain.

     Distributions (or deemed distributions) of the Company's net capital gain, when designated as such, will be taxable to the Investors as long-term capital gain. If the Company retains any net capital gain, the Company will be subject to a tax of 35% on the amount retained. In that event, the Company expects to designate the retained amount as undistributed capital gain in a notice to the Investors. In that case, (i) the Investors (x) will be required to include in income for U.S. federal income tax purposes, as long-term capital gain, their proportionate shares of such undistributed amount and (y) will be entitled to credit their proportionate shares of the 35% tax paid by the Company on the undistributed amount against their U.S. federal income tax liabilities, if any, and to claim refunds to the extent the credit exceeds those liabilities, and
(ii) the Investor will increase its tax basis in its shares of the Company by an amount equal to the difference between the amount of undistributed capital gain included in gross income and the tax deemed paid by the Investor. The Investors will be notified following the end of each calendar year of the amounts of dividends and capital gain distributions paid (or deemed paid) that year and undistributed capital gain designated for that year.

     Dividends and other distributions declared by the Company in October, November, or December of any year and payable to shareholders of record on a specified date in such a month will be deemed to have been paid by the Company on December 31st if the distributions are paid by the Company during the following January. Accordingly, those distributions will be taxed to the Investors for the year in which that December 31st falls.

     The recently enacted Working Families Tax Relief Act of 2004 clarifies that if the Company's qualified dividend income is less than 95 percent of its gross income, a shareholder of the Company may only include as qualifying dividend income that portion of the dividends that may be and are so designated by the Company as qualifying dividend income.

     If an Investor sells or exchanges its shares in the Company, the Investor will recognize gain or loss equal to the difference between his adjusted basis in the shares sold and the amount received. Any such gain or loss will be treated as a capital gain or loss and will be long-term capital gain or loss if the shares have been held by the Investor for more than one year. Any loss recognized on a sale or exchange of shares that were held for six months or less will be treated as long-term, rather than short-term, capital loss to the extent of any capital gain distributions previously received (or deemed to be received) thereon. A loss realized on a sale or exchange of shares will be disallowed to the extent those shares are replaced by other shares of the Company within a period of 61 days beginning 30 days before and ending 30 days after the date of disposition of the shares. In that event, the basis of the replacement shares will be adjusted to reflect the disallowed loss.

     The recently enacted American Jobs Creation Act of 2004 (the "2004 Jobs Act"), which was signed by President Bush on October 22, 2004, amends certain rules relating to regulated investment companies. The 2004 Jobs Act modifies the 90 percent gross income test with respect to income of a regulated investment company to include net income derived from an interest in certain qualified "publicly traded partnerships" and modifies the asset diversification test of a regulated investment company to include a new limitation on the investment by a regulated investment company in certain qualified publicly traded partnership interests.

     Limitation on Deduction for Certain Expenses.

     For individuals, estates and trusts, certain miscellaneous itemized deductions are deductible under Section 67 of the Code only to the extent that they exceed 2% of the taxpayer's adjusted gross income for U.S. federal income tax purposes (generally, gross income less trade or business expenses) . Moreover, an individual whose adjusted gross income exceeds specified threshold amounts is required to further reduce the amount of allowable itemized deductions by the lesser of (i) 3% of the excess of adjusted gross income over the threshold amount or (ii) 80% of the total amount of otherwise allowable itemized deductions. Organizational and other expenses will constitute miscellaneous itemized deductions for these purposes. Investors are urged to consult their tax advisors regarding their ability to deduct itemized expenses incurred by the Company.

     If a regulated investment company that does not qualify as a "publicly offered regulated investment company" incurs expenses, other than certain limited expenses including directors' fees and registration fees, that would be miscellaneous itemized deductions if incurred directly by an individual, estate or trust, the limit on such itemized deductions generally will apply to a shareholder of the regulated investment company as if the shareholder had received a dividend from the regulated investment company in the amount of his allocable share of such expenses of the regulated investment company and had paid such expenses directly. A publicly offered regulated investment company is a regulated investment company whose shares are (1) continuously offered pursuant to a public offering, (2) regularly traded on an established securities market or (3) held by at least 500 persons at all times during the taxable year. Because the Company expects its shares to be held by at least 500 persons at all times during the taxable year, it believes that it will qualify as a publicly offered regulated investment company. As such, it does not intend to report such expenses on the Form 1099-DIV provided by it to affected shareholders and the Service. There can be no assurance, however, that shares of the Company will, in fact, be treated as held by at least 500 persons or that such will be the case indefinitely. If the Company does not qualify as a publicly offered regulated investment company, it would be required to report on Form 1099-DIV the "affected regulated investment company expenses," the Investor will be treated as receiving a dividend in the amount of its share of such Company expenses, including the Management Fee, and as paying such expenses, and affected Investors will be required to take into account their allocable share of such income and expenses. While any such dividend would constitute additional gross income, the deduction for such expense would be subject to the aforementioned 2% limitation and the other applicable limitations of the Code, which could aggravate the situation of a taxpayer subject to these limitations on deductions.

     Taxation of U.S. Holders Exempt from U.S. Income Tax.

     Distributions by the Company to a U.S. Holder that is an organization that is exempt from U.S. income tax will not be taxable to such person and the tax on unrelated business taxable income will not apply to such person's interest in the Company's investments, provided, in each case, that such person's investment in the Company is not debt-financed.

     Taxation of Non-U.S. Holders.

     Special rules apply to an Investor that is a Non-U.S. Holder. Non-U.S. Holders are generally subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized. The 30% withholding tax does not apply to interest on certain obligations of U.S. persons allocable to certain non-U.S. persons "portfolio interest". Moreover, Non-U.S. Holders generally are not subject to U.S. tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person, (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person, (iii) such Non-U.S. Holder is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met) or (iv) such Non-U.S. Holder is not a former citizen or resident of the United States.

     The 2004 Jobs Act also provides that certain dividends designated by the Company as "interest-related dividends" that are received by most foreign investors (generally those that would qualify for the portfolio interest exemptions of Section 871(h) or Section 881(c) of the Code) in the Company will be exempt from U.S. withholding tax. Interest-related dividends are those dividends derived from certain interest income (including bank deposit interest and short term original issue discount that is currently exempt from the withholding tax) earned by the Company that would not be subject to U.S. tax if earned by a foreign person directly. The 2004 Jobs Act further provides that certain dividends designated by the Company as "short-term capital gain dividends" that are received by certain foreign investors (generally those not present in the United States for 183 days or more) will be exempt from U.S. withholding tax. In general, short-term capital gain dividends are those that are derived from the Company's short-term capital gains over net long-term capital losses. These provisions generally apply, with certain exceptions, to taxable years beginning after December 31, 2004 and before January 1, 2008. Prospective investors are urged to consult their tax advisors regarding the specific tax consequences to them related to the 2004 Jobs Act.

     Non-U.S. Holders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. Holders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized.

     Backup Withholding.

     The Company is required in certain circumstances to backup withhold on taxable dividends and certain other payments paid to non-corporate holders of the Company's common shares who do not furnish the Company with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to an Investor may be refunded or credited against such Investor's U.S. federal income tax liability, if any, provided that the required information is furnished to the Service.

     Tax Shelter Regulations.

     In certain circumstances, an Investor who disposes of an interest in a transaction resulting in the recognition by such Investor of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (a "reportable transaction") in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (the "Tax Shelter Regulations") . In addition, an investment in the Company may be considered a "reportable transaction" if, for example, the Company recognizes certain significant losses in the future. Investors should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of their interest in the Company.

     Failure to Qualify as a Regulated Investment Company

     If, subsequent to our qualification for, and election as, a regulated investment company, we were unable to continue to qualify for treatment as a regulated investment company, we would be subject to tax on all of our taxable income at regular corporate rates. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Such distributions (if made in a taxable year beginning on or before December 31, 2008) would be taxable to our stockholders and provided certain holding period and other requirements were met, could qualify for treatment as "qualified dividend income" eligible for the 15% maximum rate to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder's tax basis, and any remaining distributions would be treated as a capital gain. To re-qualify as a regulated investment company in a subsequent taxable year, we would be required to satisfy the regulated investment company qualification requirements for that year and dispose of any earnings and profits from any year in which we failed to qualify as a regulated investment company. Subject to a limited exception applicable to regulated investment companies that qualified as such under Subchapter M of the Code for at least one year prior to disqualification and that re-qualify as a regulated investment company no later than the second year following the non-qualifying year, we could be subject to tax on any unrealized net built-in gains in the assets held by us during the period in which we failed to qualify as a regulated investment company that are recognized within the subsequent 10 years, unless we made a special election to pay corporate-level tax on such built-in gain at the time of our re-qualification as a regulated investment company.

Employees

     As of January 1, 2007 the Company had ten employees. In the future, we expect to hire additional investment professionals. We intend to add additional staff to the extent additional resources are required. None of our employees is represented by a union. We believe our relationship with our employees is good.

     None of the members of our Global Advisory Team will be "employees," but we may pay certain fees and expenses in connection with services we receive from them. Additionally, various aspects of due diligence of prospective portfolio companies and monitoring the activities of portfolio companies will be subcontracted to consultants.

(d)  Financial Information About Geographic Areas
     --------------------------------------------

     Since the we only recently re-commenced operations, the Company has limited financial information. The Company's audited financial statements are included in this Registration Statement.

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

(e)  Available Information
     ---------------------

     We will furnish our shareholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the 1934 Act.

     Our annual reports on Form 10-K, quarterly reports on Form 10-Q and our current reports on Form 8-K, as well as any amendments to those reports, will be available free of charge through our website (at www.imperiali.org) as soon as reasonably practicable after we file them with the SEC.

     Shareholders and the public may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1 -800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov).

Item 1A. Risk Factors.

We have only a minimal operating history.

     Our operations are subject to all the risks inherent in any new business, including the risk that the Company will not achieve its investment objective and that its net asset value could decline substantially. Although we have identified, on a preliminary basis, certain micro-cap companies in which we may be interested in investing, the Company anticipates that it will take up to 90 days after the completion of the Offering to invest substantially all of the net proceeds received by the Company from the Offering due to the time necessary to complete our due diligence, evaluate, structure, negotiate, and close suitable investments. In the interim, the Company will invest in temporary investments, such as cash and cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less from the date of investment, which will earn yields substantially lower than the interest income anticipated from investments in portfolio companies. If the expenses of the Company exceed the return on the temporary investments, the equity capital of the Company will be eroded. Additionally, the Company may not be able to pay any dividends during this period or such dividends may be substantially lower than the dividends the Company expects to pay when its portfolio is fully invested.

Competition could hurt our business.

     Many entities, including public and private funds, commercial and investment banks, commercial financing companies, business development companies and insurance companies will compete with the Company to make the types of investments that it plans to make in micro-cap companies. Many of these competitors are substantially larger, have considerably greater financial, technical and marketing resources than the Company will have and offer a wider array of financial services. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to the Company. In addition, some competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships. Many competitors are not subject to the regulatory restrictions that the 1940 Act will impose on the Company as a business development company or the restrictions that the Code will impose on the Company as a regulated investment company. Some competitors may make loans with interest rates that are lower than the rates the Company wishes to offer. The competitive pressures the Company faces may have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, the Company may not be able to take advantage of attractive investment opportunities from time to time, and can offer no assurance that it will be able to identify and make investments that are consistent with our investment objective. We have not finally determined any potential investments for the Company's portfolio, although the Company's competitors are likely to have identified and begun to pursue potential investments in which the Company may be interested.

Voting control is centralized in our Board of Directors and Officers.

     Nearly 68% of the Company's Common Stock is owned directly by our officers and directors. Such ownership could block a change of control of the Company. In addition, Mr. Imperato's friends and family own nearly an additional 4%.

We are dependent on a key person.

     Daniel J. Imperato has principally conducted the development stage activities of the Company. Although he is not an employee of the Company, the loss of his services as Chairman could negatively affect the Company. The Company has purchased "key man" life insurance on the life of Mr. Imperato.

We anticipate future capital needs but have no certain source of additional financing.

     Our capital requirements will be significant. Management believes that the net proceeds of the Offering should suffice to fund operations and our business plan for a period of 12 months if the maximum number of shares is sold. However, no assurance can be given that such proceeds will in fact be sufficient to fund operations for such period. The Company has no commitments for long-term financing. There can be no assurance that such financing will be available on favorable terms or at all.

We may face leverage risk.

     The Company may borrow money or issue debt securities to leverage its capital structure. If the Company does so:

     o The Company's common shares will be exposed to incremental risk of loss. In these circumstances, a decrease in the value of the Company's investments would have a greater negative impact on the value of its common shares than if it did not use leverage.

     o Adverse changes in interest rates could reduce or eliminate the incremental income the Company expects to make with the proceeds of any leverage.

     o The Company's ability to pay dividends on its common shares will be restricted if its asset coverage ratio is not at least 200% and any amounts used to service indebtedness would not be available for such dividends.

     o It is likely that such securities will be governed by an indenture or other instrument containing covenants restricting the Company's operating flexibility.

     o The Company, and indirectly its shareholders, will bear the cost of issuing and paying interest on such securities.

We depend upon key employees to generate revenue.

     We are an economic and business development firm that will apply analytic techniques and industry knowledge to various investments in a broad range of portfolio companies. Accordingly, our success depends heavily on the efforts, abilities, business generation capabilities, and project execution capabilities of our employees. In particular, our employees' personal relationships with our portfolio companies are a critical element in obtaining and maintaining portfolio companies' investments. If the Company loses the services of any employee or if our employees fail to generate business or otherwise fail to perform effectively, that loss or failure could adversely affect our revenues and results of operations.

Much of our business plan depends on our non-employee experts.

     The Company depends on our relationships with members of our Global Advisory Teams and our non-employee consultants to execute our business plan. We believe that these people are highly regarded in their fields and locales and that each offers a combination of knowledge, experience, and expertise that would be very difficult to replace. We also believe that the Company will be able to secure some investments in portfolio companies and attract other professionals to join our team in part because the Company can offer the services of these experts. Most of these experts can limit their relationships with us at any time for any or no reason.

Our failure to manage growth successfully could adversely affect our revenues and results of operations

     We anticipate that providing global services will require that we open additional offices. Opening and managing new offices often requires extensive management supervision and increases our overall selling, general, and administrative expenses. Expansion creates new and increased management, investment, and training responsibilities for our employees. Expansion also increases the demands on our internal systems, procedures, and controls, and on our managerial, administrative, financial, marketing, and other resources. Any failure on our part to manage growth successfully could adversely affect our revenues and results of operations.

Maintaining our professional reputation is crucial to our future success

     Our ability to secure new investments and hire qualified persons as employees depends heavily on our overall reputation as well as the individual reputations of our employees, the members of our Global Advisory Teams and our non-employee consultants. Because we expect that in the future the Company will obtain a majority of our new investments from existing portfolio companies or from referrals by those portfolio companies, any portfolio company that is dissatisfied with our performance on a single matter could seriously impair our ability to secure new investments. Given the frequently high-profile nature of the matters on which the Company will work, any factor that diminishes our reputation or the reputations of any of our employees, the members of our Global Advisory Teams and our non-employee consultants could make it substantially more difficult for us to compete successfully for both new investments and qualified persons to hire as employees.

Our investments may result in professional liability

     Our services will typically involve difficult analytical assignments and carry risks of professional and other liability. Many of our investments will involve matters that could have a severe impact on a portfolio company's business, cause the portfolio company to lose significant amounts of money, or prevent the portfolio company from pursuing desirable business opportunities. Accordingly, if a portfolio company is dissatisfied with our performance, that company could threaten or bring litigation in order to recover damages or to contest its obligation to pay our fees. Litigation alleging that we performed negligently or otherwise breached our obligations to a portfolio company could expose us to significant liabilities and tarnish our reputation.

Our common stock has no prior trading market or liquidity, and the Company cannot assure you that any trading market will develop.

     Prior to the date of this Registration Statement, there has not been any established trading market for our common stock. If the Company can qualify, we will attempt to register our shares for trading on the American Stock Exchange, although the Company cannot assure you as to the timing of that application or the likelihood of it being accepted. If the application is accepted, we cannot predict the extent to which investor interest will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

The Company has filed a notice of intent to elect business development company status that, once effective, will require us to comply with significant regulatory requirements.

     The Company filed notice with the Securities and Exchange Commission of our intent to elect in good faith, within 90 days from the date of such filing but after the effective date of this Registration Statement, to be regulated as a Business Development Company under the 1940 Act and be subject to Sections 54 through 65 of said Act. Being subject to the business development company provisions requires us to meet significant numbers of regulatory and financial requirements as discussed in Item 1(c) -- Regulation of the Company. Compliance with these regulations is expensive and may create financial problems for us in the future. These laws and regulations, as well as their interpretation, may be changed from time to time. Accordingly, any change in these laws or regulations could have a material adverse effect on our business.

     If the Company does not remain a business development company, the Company might be regulated as a closed-end investment company under the 1940 Act, which would decrease our operating flexibility. The Company cannot assure you that the Company will successfully retain our business development company status.

The Company's election to be and qualification to be treated as a regulated investment company presents tax risks.

     To maintain its qualification as a regulated investment company under the Code, which is required in order for the Company to distribute its income without tax at the Company level, the Company must meet certain income source, asset diversification and annual distribution requirements. Satisfying these requirements may require the Company to take actions it would not otherwise take, such as selling investments at unattractive prices to satisfy diversification, distribution or source of income requirements. In addition, while the Company is authorized to borrow funds in order to make distributions, under the 1940 Act it is not permitted to make distributions to shareholders while its debt obligations and other senior securities are outstanding unless certain "asset coverage" tests are met. If the Company fails to qualify as a regulated investment company for any reason and becomes or remains subject to corporate income tax, the resulting corporate taxes could substantially reduce its net assets, the amount of income available for distribution and the amount of its distributions. Such a failure would have a material adverse effect on the Company and its shareholders.

     For U.S. federal income tax purposes, the Company will include in income certain amounts that it has not yet received in cash, such as original issue discount, which may arise if the Company invests in zero coupon securities, deferred interest securities or certain other securities, or if the Company receives warrants in connection with the making of a loan or possibly in other circumstances. Such original issue discount, which could but is not expected to be significant relative to the Company's overall investment activities, generally will be included in income before the Company receives any corresponding cash payments. The Company also may be required to include in income certain other amounts that the Company will not receive in cash.

     Since in certain cases the Company may recognize income before or without receiving cash representing such income, it may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining regulated investment company status and for avoiding income and excise taxes. Accordingly, the Company may have to sell some of its investments at times we would not consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If the Company is not able to obtain cash from other sources, the

Company may fail to qualify as a regulated investment company and thus be subject to corporate-level income tax. Such a failure would have a material adverse effect on the Company and its shareholders.

                       BUSINESS DEVELOPMENT COMPANY RISKS
                       ----------------------------------

Investing in small and growth stage companies is inherently risky.

     Investments in micro-cap companies and growth stage companies offer the opportunity for significant gains. However, each investment involves a high degree of business and financial risk that can result in substantial losses, including:

     o These companies may have limited financial resources and may be unable to meet their obligations under their securities that the Company holds, which may be accompanied by a deterioration in the value of any collateral.

     o They typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors' actions and market conditions, as well as general economic downturns.

     o They are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the portfolio company and, in turn, on the Company.

     o They generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.

     o They may cease to be treated as private companies for purposes of the regulatory restrictions applicable to the Company, in which case the Company may not be able to invest additional amounts in them.

     o Little public information exists about these companies. The greater difficulty in making a fully informed investment decision raises the risk of misjudging the credit quality of the company, and the Company may lose money on its investments.

Investing in small and growth stage companies presents valuation difficulties.

     A large percentage of the Company's portfolio investments will be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. The Company will value these securities at least quarterly at fair value as determined in good faith by the Board of Directors, possibly with the assistance of an independent valuation firm. However, because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, the Company's determinations of fair value may differ materially from the values that would have been determined if a ready market for these securities existed. This could make it more difficult for investors to accurately value the Company's portfolio investments and could lead to under-valuation or over-valuation of its common shares.

Portfolio companies are likely to need additional funding.

     The Company expects that many portfolio companies will require additional financing to satisfy their working capital requirements. The amount of additional financing needed will depend upon the maturity and objectives of the particular company. Each round of venture financing, whether from us or other investors, is typically intended to provide a portfolio company with enough capital to reach the next major valuation milestone. If the funds provided are not sufficient, a portfolio company may have to raise additional capital at a price unfavorable to the existing investors. The availability of capital is generally a function of capital market conditions that are beyond the control of any portfolio company. The Company cannot assure you that our management or the managements of portfolio companies will be able to predict accurately the future capital requirements necessary for success or those additional funds will be available to portfolio companies from any source. If funding is not available, some portfolio companies may be forced to cease operations.

Business development companies' investments are generally illiquid.

     The Company expects to make the majority of our investments in micro-cap companies and growth stage companies. Substantially all of the securities of such portfolio companies will be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of these investments may make it difficult for the Company to sell such investments if the need arises. In addition, if the Company is required to liquidate all or a portion of its portfolio quickly, it may realize significantly less than the value at which it has previously recorded such investments. In addition, the Company may face other restrictions on its ability to liquidate an investment in a portfolio company to the extent that it has material non-public information regarding such portfolio company.

Business development companies generally require substantial amounts of time to realize the benefits from investments.

     The Company anticipates that there will be a significant period of time ranging from one to three years before the Company has obtained funding and completed the initial selection of portfolio companies for our first round of equity investments. Venture capital investments typically take from four to eight years from the date of initial investment to reach a state of maturity at which liquidation can be considered practical. In light of the foregoing, it is unlikely that any significant distributions of the proceeds from the liquidation of equity investments will be made for several years after inception, if at all.

The Company has not made any commitments to any prospective portfolio companies.

     Because the Company has not made any commitments to any prospective portfolio company, investors will not have an opportunity to carefully evaluate any of the portfolio companies that the Company may eventually invest in and such evaluation will be entirely dependent upon our management for selecting and negotiating with these portfolio companies. The Company cannot assure you that we will successfully negotiate a transaction with a portfolio company.

Portfolio companies may be more sensitive to economic recessions or downturns.

     Many of the Company's portfolio companies may be susceptible to economic slowdowns or recessions and may be unable to repay loans or pay dividends during these periods. Therefore, the Company's non-performing assets are likely to increase and the value of its portfolio is likely to decrease during these periods. Adverse economic conditions also may decrease the value of collateral securing some of the Company's loans and the value of its equity investments. Economic slowdowns or recessions could lead to financial losses in its portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase funding costs, limit access to the capital markets or result in a decision by lenders not to extend credit to the Company. These events could prevent the Company from increasing investments and harm its operating results.

     A portfolio company's failure to satisfy financial or operating covenants could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the portfolio company's ability to meet its obligations under the debt or equity securities that the Company holds. The Company may need to incur additional expenses to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of the Company's portfolio companies were to go bankrupt, even though the Company may have structured its interest as senior debt, depending on the facts and circumstances, including the extent to which the Company actually provided significant managerial assistance to that portfolio company, a bankruptcy court might re-characterize the Company's debt holding and subordinate all or a portion of our claim to that of other creditors.

Our investment decisions may present industry, sector and issuer risk.

     The Company may, from time to time, invest a substantial portion of its assets in the securities of issuers in any single industry or sector of the economy or in only a few issuers. The Company cannot predict the industries or sectors in which its investment strategy may cause it to concentrate and cannot predict the level of its diversification among issuers, although over time the Company anticipates investing in a minimum of 15 to 20 issuers to ensure it satisfies diversification requirements for qualification as a regulated investment company for U.S. federal income tax purposes. Concentration of the Company's assets in an industry or sector may present more risks than if it were broadly diversified over numerous industries and sectors of the economy. A downturn in an industry or sector in which the Company is concentrated would have a larger impact on us than on a company that does not concentrate in industry or sector. As a result of investing a greater portion of the Company's assets in the securities of a smaller number of issuers, the Company would be classified as a non-diversified company under the 1940 Act. The Company may be more vulnerable to events affecting a single issuer or industry and therefore subject to greater volatility than a company whose investments are more broadly diversified. Accordingly, an investment in the Company may present greater risk than an investment in a diversified company. Furthermore, we have not made and do not intend to make any determination as to the allocation of assets among different classes of securities. Consequently, at any point in time the Company may be highly concentrated in a single type of asset and events which affect a particular asset class disproportionately could have an equally disproportionate effect on the Company.

There may be changes in laws or regulations governing portfolio companies.

     The Company's portfolio companies will be subject to regulation by laws at the local, state and federal level and, to the extent that we are successful in expanding our portfolio companies' operations globally, the laws of foreign countries as well. These laws and regulations, as well as their interpretation, may be changed from time to time. Any change in these laws or regulations, or any failure to comply with them by the Company's portfolio companies, could have a material adverse affect on the Company's business.

We have made forward looking statements in this Registration Statement.

     Some of the statements in this Registration Statement constitute forward-looking statements, which relate to future events or the Company's future performance or financial condition. The forward looking statements contained in this Registration Statement involve risks and uncertainties, including statements as to: the success of our Offering; future operating results; business prospects and the prospects of portfolio companies; the impact of investments expected to be made; contractual arrangements and relationships with third parties, especially our Global Advisory Team; the dependence of the

Company's future success on the general economy and its impact on the industries in which the Company invests; the ability of portfolio companies to achieve their objectives; expected financings and investments; the adequacy of the Company's cash resources and working capital; and the timing of cash flows, if any, from the operations of portfolio companies.

     Forward looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outlook," "outcome," "continue," "remain," "maintain," "strive," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions. Actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in this "Risks" section and elsewhere in this Registration Statement.

     The forward-looking statements included in this Registration Statement are based on information available to the Company on the date of this Registration Statement, and the Company assumes no obligation to update any such forward-looking statements.

Item 2.  Financial Information.

     Selected Financial Information

     The Company has only recently re-commenced operations. Reference is made to the Company's financial statements included elsewhere in this Registration Statement.

Management's Discussion and Analysis of Results of Operations and Financial Condition.

     The following discussion contains forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and involve risks and uncertainties. Should one or more risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed, expected, planned, intended, estimated, projected or otherwise indicated. Readers should not place undue reliance on these forward-looking statements. See Item 1(a), Risk Factors.

     The following discussion is qualified by reference to, and should be read in conjunction with the Company's financial statements and the notes thereto included elsewhere in this Registration Statement.

     The Company has recently filed an election with the Securities and Exchange Commission to be regulated as a business development company under the 1940 Act, which will become effective following the effectiveness of this Registration Statement. Thereafter, the Company's primary business will be to invest in micro-cap companies. The Company intends to assist these companies in strategic and financial planning, in market strategies and to assist them in trying to achieve prudent and profitable growth. Management has been devoting most of its efforts to general business planning and raising capital. Upon the effectiveness of this Registration Statement and the closing of the Offering, management initially intends to focus most of its time on reaching definitive agreements with prospective portfolio companies regarding appropriate investments.

         The Company's primary investment objective will be to increase its net assets by adding value to the portfolio companies and thus, to shareholder value. Management believes that the Company will be able to achieve these objectives by concentrating on investments in companies which are most likely to benefit from management's expertise in finance, strategic planning, operations, and technology and by using the members of our Global Advisory Team to assist our portfolio companies expand globally, identifying capital and political resources, adapting to local customs and operating requirements in international markets, accessing new consumers, new sources of materials and remote manufacturing options.

     The income that the Company will derive from investments in portfolio companies will consist of management fees, interest income, and appreciation (net of depreciation) in the values of portfolio companies. At the time of disposition, the value of these securities of portfolio companies will most likely make up most of the Company's revenues. Consequently, the Company's success or failure will depend on investing in companies which appreciate in value more than other companies in which the Company invests depreciate in value.

     Pursuant to the requirements of the 1940 Act, the Board of Directors is responsible for determining in good faith the fair value of the securities and assets held by the Company for which market quotations are not readily available. In making its determination, the Board of Directors may consider valuation appraisals provided by independent financial experts. With respect to private equity securities, each investment is valued using industry valuation benchmarks, and then the value may be assigned a discount reflecting the particular nature of the investment. See Item 1(c) -- Valuation Considerations.

     The Board of Directors will base its determination on, among other things, applicable quantitative and qualitative factors. These factors may include, but are not limited to, the type of securities, the nature of the business of the portfolio company, the marketability of the securities, the market price of unrestricted securities of the same issue (if any), comparative valuation of securities of publicly traded companies in the same or similar industries, current financial conditions and operating results of the portfolio company, sales and earnings growth of the portfolio company, operating revenues of the portfolio company, competitive conditions, and current and prospective conditions in the overall stock market.

     Without a readily recognized market value, the estimated value of some portfolio securities may differ significantly from the values that would be placed on the portfolio if there existed a ready market for such equity securities. The Company may retain a professional valuation consulting firm to provide it with valuations of the securities of portfolio companies. The Company expects to pay a professional fee each time such a valuation is provided.

     Financial Condition

     At August 31, 2006, the Company's total assets were $609,541 and its net asset value per share ("NAV") was $0.02994.

     The Company's financial condition is dependent on a number of factors including the successful completion of the Offering, and thereafter, the Company's ability to identify, evaluate, structure, negotiate, and close suitable investments in potential portfolio companies and assist such portfolio companies, expand and improve upon their strategies and operations. The Company intends to invest a substantial portion of its assets in micro-cap companies. These private businesses are frequently thinly capitalized, unproven, small companies that may lack management depth, and may be dependent on new or commercially unproven technologies, and may have limited operating history.

     Because the portfolio companies tend to be at early stages of their business development, and because there are no markets for the securities of some portfolio companies (see, "Risk Factors"), the Company does not expect to liquidate any of its investments in the short term.

     Results of Operations

     The Company's financial statements have been prepared in conformity with the United States generally accepted accounting principles. The information for the period ended August 31, 2006 has been audited by the Company's independent certified public accountants.

     For the period ending August 31, 2006, the Company had cash revenues for services in the amount of $11,300 and operating expenses of $1,202,155 which resulted in an operational loss of $1,008,855. Company expenses include salaries and wages (but salaries did not accrue until November, 2005), professional fees, office expenses and supplies, travel, and other normal business expenses. General and administrative costs include rent, depreciation, office, investor relations and other overhead costs. Some of these costs were directly incurred by Imperiali Organization, LLC, on our behalf and then reimbursed by us to Imperiali Organization as part of the consulting fee that we pay to them under the oral Advisory Agreement that we have with them.

     Revenues

     In the future, we plan to generate revenue in the form of interest payable on the debt the Company holds, dividends on our equity interests and capital gains on warrants and other debt or equity interests that we acquire in portfolio companies. The Company expects our portfolio of fixed income instruments to have an expected maturity of three to ten years and typically to bear interest at a fixed or floating rate. Other securities may have shorter or longer terms. Interest on debt securities will be payable generally quarterly or semi-annually, with the amortization of principal generally being deferred for several years from the date of the initial investment. In some cases, the instrument may defer payments of cash interest for the first few years. The principal amount of the debt securities and any accrued but unpaid interest will generally become due at the maturity date.

     In addition, the Company may generate revenue in the form of commitment, origination, structuring or diligence fees, fees for providing significant managerial assistance and possibly consulting fees. Any such fees will be generated in connection with the Company's investments and recognized as earned, typically over the life of the related investment.

     Expenses

     The Company will bear the typical costs and expenses of its operations and transactions, including those relating to: our organization; calculating net asset value (including the cost and expenses of any independent valuation firm); expenses incurred but payable to third parties in monitoring our investments and performing due diligence on prospective portfolio companies; interest payable on debt, if any, incurred to finance our investments; the costs of future offerings of common shares and other securities, if any; distributions on our common shares; consulting fees payable under our oral agreement with Imperiali Organization; fees payable to third parties relating to, or associated with, making investments or providing managerial assistance to portfolio companies; transfer agent and custodial fees; registration fees; listing fees; taxes; independent director fees and expenses that we may (subsequently) elect to pay; costs of preparing and filing reports or other documents with the Securities and Exchange Commission; the costs of any reports, proxy statements or other notices to shareholders, including printing costs; the Company's fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; indemnification payments; direct costs and expenses of administration, including audit and legal costs; general overhead and management salaries; fees and expenses for members of our Global Advisory Teams; and all other expenses reasonably incurred by the Company.

     To the extent that any of the Company's loans are denominated in a currency other than U.S. dollars, we may enter into currency hedging contracts to reduce exposure to fluctuations in currency exchange rates. The Company may also enter into interest rate hedging agreements. Such hedging activities, which will be subject to compliance with applicable legal requirements, may include the use of futures, options and related forward contracts. Costs incurred in entering into such contracts or in settling them will be borne by the Company.

     The Company had net operating loss carry-forwards of approximately $7,200,000, which are available to offset future taxable income, if any, through 2018. The Company has net deferred tax assets at August 31, 2006, of approximately $2,500,000; however, a valuation allowance was provided to reduce the deferred tax assets, as realization of the assets is not assured. The Company intends to elect to be and to qualify to be treated as a regulated investment company under Subchapter M of the Code. If the Company does elect such treatment and meet such requirements, the Company would lose the tax benefit of our net operating loss carry-forwards.

Liquidity and Capital Resources

     The Company will generate cash primarily from the Offering and any future offerings of securities and cash flows from operations, including interest earned from the temporary investment of cash in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. In the future, the Company may also determine to fund a portion of its investments through borrowings from banks and issuances of senior securities, including preferred shares. We have not determined the extent to which the Company will incur indebtedness or issue other senior securities, if at all, and do not expect to make a determination in that regard until we have invested a substantial majority of the net proceeds of the Offering. Any decision to incur leverage will depend on our assessment of the attractiveness of available investment opportunities in relation to the costs and perceived risks of such leverage. In the future, the Company may also securitize a portion of its investments in junior unsecured loans or senior secured loans or other assets. The Company's primary use of funds will be investments in portfolio companies and cash distributions to holders of its common shares.

     Critical Accounting Estimates

     There were no material estimates or assumptions for this reporting period.

     Controls and Procedures

     As of the date this report is filed, an evaluation was performed under the supervision and with the participation of the Company's principal executive officer and financial officer of the effectiveness of the design and operation of the Company's disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) as of the end of the period covered by this report. During the period covered by this report, management believes that the Company has implemented adequate controls and procedures.

     Market Risk Disclosure

     The Company's business activities contain elements of risk. The Company considers a principal type of market risk to be a valuation risk. All assets are valued at fair market value as determined in good faith by or under the direction of the Board of Directors. See Item 1(a), "Risk Factors."

     Neither the Company's investments nor an investment in the Company is intended to constitute a balanced investment program. The Company will be subject to exposure in the public-market pricing and the risks inherent therein.

Item 3. Properties

     The Company occupies approximately 688 square feet of space at 777 S Flagler Drive, Suite 800W, West Palm Beach, Florida USA 33401. The space is currently provided to us at no cost by Imperiali Organization, LLC, which will continue indefinitely under our oral Advisory Agreement. The office space is used for sales, administrative offices, and customer support.

     On November 29, 2006, the Company opened a new office in Rio de Janiero, Brazil. That office consists of approximately 400 square feet of space and will be used by two of our employees.

     Item 4. Security Ownership of Certain Beneficial Owners and Management

The Company has 500,000,000 authorized shares of Common Stock, $0.001 par value, 20,358,486 shares of which were issued and outstanding as of August 31, 2006. There is no trading market for any of the shares. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable. The Company also has 5,000,000 authorized shares of blank check preferred stock, none of which were issued or outstanding at August 31, 2006; but which have subsequently been issued as Series B Preferred Stock to Imperiali Organization, LLC, as disclosed in Item 7. "Certain Relationships and Related Transactions".

     The following table sets forth information as of the date hereof with respect to the beneficial ownership of shares of common stock and preferred stock by (i) each person owning more than five percent, (ii) each director and officer, and (iii) officers and directors as a group:

--------------------------------------------------------------------------------
Name and address of Beneficial Owner        Number of shares      Percentage

--------------------------------------------------------------------------------
Common Stock:
--------------------------------------------------------------------------------
Daniel J. Imperato(1) (2)                      11,214,298           60.363%
777 South Flagler Drive
Suite 800W
West Palm Beach, FL 33401

--------------------------------------------------------------------------------
Kenneth Martin                                  1,400,000            7.53%
777 South Flagler Drive, Suite 800W
West Palm Beach, FL 33401

--------------------------------------------------------------------------------
All officers and directors as a group          11,214,298           60.363%
(1 person)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Preferred Stock:
--------------------------------------------------------------------------------
Daniel J. Imperato(1)(3)                        5,000,000            100%
--------------------------------------------------------------------------------

(1)  A director

(2) Of the total shares owned 6,314,298 are held by Imperiali Organization, LLC a company wholly owned and controlled by Daniel J. Imperato.

(3) All of the shares of Series B Preferred Stock are held by Imperiali Organization, LLC a company wholly owned and controlled by Daniel J. Imperato.

Item 5. Directors and executive officers

Directors and Officers

Daniel Imperato, Non-Executive Chairman

     Mr. Imperato brings over thirty years of experience in global business planning and development and has personal relationships at high levels around the world. He has consulted for Fortune 500 corporations, with a mix of product lines, consisting of telecommunications products and services, telecommunications equipment including v-sat terminals and handheld mobile satellite telephones, along with passport and identification cards services and secure documents for foreign governments around the world. Imperato has also orchestrated real estate development around the globe ranging from commercial office buildings, educational and medical facilities, sports arenas and entertainment venues, to regional shopping malls.

     Mr. Imperato is currently a Presidential Candidate for the 2008 Presidential Election, and a Presidential Committee. As a responsible citizen and a Papal Knight with honors from the Vatican, Daniel Imperato has done many things to help aid and better our country and the world. Being a strong activist for Africa, Daniel has selflessly dedicated his time to the African Center Foundation, a United Nations NGO (Non-Governmental Organization), where he had served as a trustee, and head of the Palm Beach branch. In 2004, Daniel Imperato was named Honorary Chairman of the NRCC (National Republican Congressional Committee) Business Advisory Council, composed of top business people from around the country. In addition, Imperato also received the NRCC Businessman of the Year Award (2004), and was awarded a Ronald Reagan Gold Medal. He founded Imperiali Inc. and organized the Board in 1995 and is 48 years old.

Steven Lopez, Board Director

     Lopez brings over 35 years of international banking experience to the table from organizations such as First Fidelity Bank (Now Wachovia Bank), and Chemical Bank (now JP Morgan Chase). In addition, Lopez has operated diplomatically on an international basis and has worked with the United Nations.

     Most recently, Lopez was the founder and CEO of Banque de Credit ET Investissements Inc. in Grenada, West Indies, where he developed a $3 billion portfolio for the bank. Now, Lopez has focused his efforts on international finance, and opening finance avenues to impoverished communities. Mr. Lopez received his Bachelors of Arts from St. Francis College with a double major in History and Economics. He went on to obtain a Masters Degree in Economics from New York University. He was appointed to the board in 2004.

Douglas A. King, Esq., Board Director

     Mr. King has been an Attorney at Law since 1978, and is currently the proprietor of his own practice Douglas A. King Co., LPA, based out of Ohio. He was admitted to the Ohio Bar Association in 1978 and was admitted to the U.S. Supreme Court in 1990.

     Mr. King brings particular expertise in commercial dispute resolution, investor real estate transactions, title dispute resolution, and international business transactions. In his professional career he has served as President, Title Holdings, Ltd. (real estate title insurance and escrow services), since 1993; Vice President, King USA Inc., (international commercial trading), 1982; Vice President and General Counsel, HOM Petroleum, S.A., Madrid, Spain, 1987-2001; Adjunct Instructor, Trail Tactics, Case Western Reserve University School of Law, Cleveland, Ohio, 1990-1997.

     In addition, Mr. King has been President, Chagrin Valley Title & Escrow Agency, since 1993. Vice President, General Title & Trust Co. (Title Insurance Underwriter), 1995-1999. He received his B.A. from The Ohio State University
(1975), and his J.D. from Case Western Reserve University (1978). He was appointed to the Board in 2006.

Michael A. Cenit, Board Director

     Mr. Cenit brings over 35 years of entrepreneurial experience to the Imperiali Inc. team. Most recently, Cenit was named as Chief Executive Officer of Berne Furniture Company, a fine furniture manufacturer with a Swiss tradition of excellence, based in Berne, IN. Prior to that he was a principal for Rengp Inc., a wholesale manufacturing representative firm, that he took from roughly $600,000 in revenues to over $10 million.

     Currently, Mr. Cenit sits on the Board of Directors of three other companies: Berne Furniture Company, Amalgamated Chemicals Inc. and Planet Jubilee Inc and is active in his local community having recently served on the West Bloomfield Township planning commission. He received his B.S. in Accounting from the City College of New York, and received his M.B.A. in Economics from Fairleigh Dickinson University. He was appointed to the Board in 2006.

Charles A Fiscina, Chief Financial Officer and Investment Advisory Committee Chairman

     Mr. Fiscina is an experienced international business manager who specializes in the pharmaceutical and biotechnology industries. In addition to his responsibilities as CFO, Mr. Fiscina has a broad range of experience in business valuation, due diligence and merger acquisition areas.
Most recently, he was responsible for business development and international consolidation for a European Holding Company. In this capacity, he helped develop businesses in emerging international markets in Europe, Asia, Latin America and Africa.

     Mr. Fiscina is a graduate of the University Of Miami School Of Medicine where he majored in biochemistry and microbiology. His graduate work was performed at the New York University, Stern School of Business where he studied accounting, finance and international business.

John N Chaplik, Controller and Investment and Advisory Committee Member

     Mr. Chaplik is a CPA and has over 30 year's financial experience. He was formerly President of his own management consulting firm. Most recently he was involved in forming two startup biotechnology companies. He also has experience in the telecommunications industry for a Fortune 100 Company.
     Mr. Chaplik is a graduate of the Wharton School of Finance where he received a B.S. in Economics degree. He also holds an MBA degree from the University of Central Florida and a Masters in Accounting from Florida Atlantic University.

Dr. Kjell H. Gaustad, Investment Advisory Committee Member

     Dr. Gaustad brings over 35 years of biomedical and pharmaceuticals knowledge to Imperiali Inc. He has served in the capacities of International Sales Director, Managing Director, Board Director, and Founder from pharmaceutical companies in Finland, Iceland, Norway, Switzerland, and the United States. Recently Dr. Gaustad was the president and founder of Alphamed Inc., a medical and consulting firm based out of Basel Switzerland.

     Dr. Gaustad brings not only brings a scientific background to Imperiali, but also brings an entrepreneurial background having been involved in numerous international business financing transactions from Switzerland, the United States, to Japan. He speaks fluent English, German, French, Norwegian, Danish, and Swedish with conversational knowledge of Spanish and Portuguese.

     His education and his abilities have distinguished him from members of his industry, and he is uniquely qualified to bring both technical and practical expertise to Imperiali Inc.'s Investment Advisory Committee. He received his MBA from Hochschule St. Gallen fur Wirtschafts- und Sozialwissenschaften in Switzerland and his Ph.D. from Northfield University in London England.

Richard Biggs, Investment Advisory Committee Member

     Richard Biggs is a financial executive with 26 years of progressive financial and managerial experience. He has been successful at all organizational levels from plant to corporate and has e extensive experience in areas of plant, division & corporate operations including strategic planning, property management, finance system implementation and consolidations. Mr. Biggs is currently a Corporate Controller for Picometrix LLC, were he has implemented Sarbox Regulations and requirements and interfaces with the board of directors on corporate financial matters. Mr. Biggs has a Masters of Arts in Business Management from Central University, and a Bachelors of Arts in Accounting from Davenport University.

Dan Mangru, Vice President Business Development

         Mr. Mangru is the founder of a Palm Beach based advisory firm that focuses on globalization, public relations, strategic collaborating, real estate development, mergers & acquisitions, and new business development. Mangru has helped advise a wide array of companies in industries ranging from education, document delivery, internet search, telecommunications, non-profit, and pharmaceuticals. Mangru brings unique experience to the organization having been involved in investments, national television, music concert operations, politics, and brings media contacts in over six continents and 50 countries from around the globe to the company.

         Mr. Mangru has a proven record of accomplishment of working with many successful charitable organizations including American Cancer Society, March of Dimes, Habitat for Humanity, and the Best Buddies Program. He has been nominated for such prestigious awards as International WHO's WHO of Professionals 2004 and International WHO's WHO of Entrepreneurs 2005, and was a Special Advisor to the African Center Foundation (ACF), a United Nations NGO. Dan Mangru was born in New York City, and holds a B.A. in Political Science from Florida Atlantic University where he sits on various alumni committees.

Global Advisory Team

     The Global Advisory Team has been selected by Imperiali Inc. and Daniel Imperato and has worked in the Company's behalf in the past (as well as for Imperiali Organization). This Team has presence in many countries and regions, spanning more than 5 continents and is there to work in unison with Imperiali Inc., in support of its' portfolio companies and the globalization process. Confidentiality requirements and competitive considerations prevent a listing of individual members of the Global Advisory Team and within some regions, team members prefer to remain as silent partners with Imperiali Inc., due to posts they currently hold, within those countries and regions. Relevant, individual biographies are available for our qualified business associates and our portfolio company companies, upon request.

     If in the event an advisor wishes to sever their relationship with the Company, the Company will be protected by having advisors in overlapping regions and industries, in order to facilitate global business expansion for the Company and our future portfolio companies.

Item 6. Executive Compensation

The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers with compensation in excess of $100,000 for the year ended August 31, 2006 (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE

                       Annual Compensation           Long Term Compensation Awards
                       -------------------           ----------------------------

                    Year      Salary     Bonus     Restricted    Securities     All other
Name and                       ($)        ($)       Stock        Underlying     compensation
Principal                                           Award(s)     Options/       ($)
Position                                                         Warrants
--------------------------------------------------------------------------------------------
Daniel Imperato     2006      0          0         5000000       0              0
                    2005      0          0         0             0              0

Dan Mangru          2006      60000      0         1000000       0              0
                    2005      50000      0         0             0              0

Charles Fiscina     2006      120000     0         1000000       0              0
                    2005      0          0         0             0              0

John Chaplik        2006      60000      0         100000        0              0

Employment Contracts: None

The Company does not offer stock options to the executive officers or other employees.

Compensation of Directors

     The Company's directors are not compensated for their services as directors of the Company.

Item 7. Certain Relationships and Related Transactions

     Our Chairman, Daniel Imperato, advises the Company via an oral Advisory Agreement between the Company and Imperiali Organization, LLC, a Florida limited liability company (f/k/a Christ Investment Group, LLC), a company that Mr. Imperato owns and controls. Pursuant to the terms of the Advisory Agreement, Imperiali Organization agrees to assist us in (i) developing or reviewing the Company's business plan and financial projections and plans; (ii) maintaining and expanding the Company's relationships with our Global Advisory team and professional consultants; (iii) a detailed evaluation of the Company's competition in new and existing markets; (iv) analyzing suitable prospective portfolio companies; (v) identification of suitable merger and acquisition candidates relative to portfolio companies; (vi) such other aspects of the business of the Company as Mr. Imperato and the Company may agree from time to time; and (vii) assisting in filing SEC documents and coordinating with the Company's lawyers. Additionally, Imperiali Organization agrees to incur, on our behalf, certain of our expenses and we have agreed to timely reimburse them with respect to such expenses.

     Imperiali Organization has been working on several projects on behalf of our Company, including: public relations (www.i1connect.com); a search engine (www.i1search.com); telecommunications services; and others. Each of these projects is well under way.

     In exchange for the services rendered by Imperiali Organization and a first right of refusal on all Imperiali Organization websites and projects, the Company has issued 5,000,000 preferred shares of stock to Imperiali Organization.

Item 8. Legal Proceedings.

     The Company is not currently involved in any pending legal proceedings, nor are any such proceedings known to be contemplated by governmental authorities.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

     There is no current market for the shares of our common stock. The Company cannot assure you that a liquid market will develop in the foreseeable future. Because the common shares of the Company have been and will be (e.g., during the Offering) acquired by investors in one or more transactions "not involving a public offering," they will be "restricted securities" and may be required to be held indefinitely. The Company's common shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) Company consent is granted, and (ii) the common shares are registered under applicable securities laws or specifically exempted from registration (in which case the shareholder may, at the option of the Company, be required to provide the Company with a legal opinion, in form and substance satisfactory to the Company, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the common shares until the Company is liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the common shares may be made except by registration of the transfer on the Company's books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common shares and to execute such other instruments or certifications as are reasonably required by the Company.

     The Company has never paid any cash dividends on shares of our common stock and do not anticipate that the Company will pay dividends in the foreseeable future. The Company intends to apply any earnings to fund the development of our business. The purchase of shares of common stock is inappropriate for investors seeking current or near term income.

     As of September 1, 2006, there were approximately 504 holders of record of our common stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

     As of August 31, 2006, the Company had no securities authorized for issuance under any equity compensation plan.

Transfer Agent

     The Company's transfer agent is Florida Atlantic Stock Transfer, Inc.

Item 10. Recent Sales of Unregistered Securities.

     From 1994 through 2002, the Company sold shares of common stock in various private transactions, which transactions were exempt pursuant to Regulation D. In addition, during that time the Company issued shares of common stock in exchange for services rendered and in exchange for the release of debts. Each such issuance was exempt pursuant to Sections 4(2), 3(9) or Section 3(b) of the 1933 Act and the rules promulgated there under.

     In particular, from late 1994 through September 1995, the Company issued 2,501,987 shares at a weighted average price of $.44 per share. The total 2,501,987 shares includes 2,012,281 founder shares, 200,000 shares issued for services rendered and 289,706 shares which were issued to eight (8) Investors in an offering exempt pursuant to Section 4(2) or Section 3(b) of the 1933 Act and Regulation D.

     In 1999 and 2000, the Company engaged in a private offering exempt pursuant to Section 4(2) of the 1933 Act and Rule 506 of Regulation D.

     The Company is presently offering up to 10,000,000 shares of common stock, $0.001 par value per share, in reliance upon the non-public offering exemptions from the registration requirements of the 1933 Act, and from the registration or qualification requirements of the securities laws of the states in which offers and/or sales are to be made. This offering is directed only to "accredited" investors, as that term is defined in Rule 501 (a) of Regulation D. These shares have not yet been "sold," but the Company has commitments to purchase the entire offering. We expect, but cannot assure, that the sale of the shares in the Offering will be completed shortly after this Registration Statement is declared effective.

     As disclosed under Item 7. "Certain Relationships and Related Transactions," 500,000 shares of our preferred stock were issued to Imperiali Organization, LLC in exchange for services and certain contractual rights. These shares of "Series B Preferred Stock" were issued during November, 2006. In summary, the holders of the Series B Preferred Stock are entitled to receive dividends on the same basis as the holders of common shares (when, as and if declared by the Board), are entitled to three (3) votes per share (and vote together with the common shares), and are convertible, at the option of the holder, at any time after the date of issuance into three (3) shares of common stock (subject to adjustment). The details regarding these and all other preferences and rights are contained in the Articles of Amendment to our Articles of Incorporation filed with the Florida Secretary of State on August 4, 2006, and attached to this Registration Statement as Exhibit 3.1.

Item 11. Description of Registrant's Securities to be Registered.


Common Shares


     The Company is authorized to issue 500,000,000 common shares, par value $0.001 per share. Each common share has one vote and, when issued and paid for in accordance with the terms of the Offering, will be fully paid and non-assessable. All common shares are equal as to dividends, assets and voting privileges and have no conversion, preemptive or other subscription rights. The Company will send to all holders of its common shares such reports as are required by the 1934 Act.

Transferability of Shares

     The Company's common shares will not initially be registered under the 1933 Act. The common shares are currently exempt from registration requirements pursuant to Section 4(2) of and Regulation D under the 1933 Act.

     Because the Company's common shares have been or will be acquired by investors in one or more transactions "not involving a public offering," they will be "restricted securities" and may be required to be held indefinitely. The Company's common shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) Company consent is granted and (ii) the common shares are registered under applicable securities laws or specifically exempted from registration (in which case the shareholder may, at the option of the Company, be required to provide the Company with a legal opinion, in form and substance satisfactory to the Company, that registration is not required).

     Accordingly, an investor must be willing to bear the economic risk of investment in the common shares until the Company is liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the common shares may be made except by registration of the transfer on the Company's books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common shares, and to execute such other instruments or certifications as are reasonably required by the Company.

Change of Control

     Certain types of transactions will require the affirmative vote or consent of a majority of the directors then in office followed by the affirmative vote of the holders of not less than seventy-five percent (75%) of the common shares of the Company of each affected class or series outstanding, voting as separate classes or series, when a Principal Shareholder (as defined below) is a party to the transaction. Such affirmative vote or consent will be in addition to the vote or consent of the holders of common shares otherwise required by law or by the terms of any class or series of Preferred Shares, whether now or hereafter authorized, or any agreement between the Company and any national securities exchange.

     The term "Principal Shareholder" means any corporation, person (which shall mean and include individuals, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof) or other entity which is the beneficial owner, directly or indirectly, of twenty percent (20%) (or ten percent (10%) if there has been a Public Market Event) or more of the Company's outstanding common shares of all outstanding classes or series and shall include any affiliate or associate, as such terms are defined below, of a Principal Shareholder. In addition to the Company's common shares which a corporation, person or other entity beneficially owns directly, (a) any corporation, person or other entity shall be deemed to be the beneficial owner of any common shares (i) which it has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise (but excluding share options granted by the Company) or (ii) which are beneficially owned, directly or indirectly by any other corporation, Person or entity with which its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of common shares, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the 1934 Act, and (b) the outstanding common shares shall include common shares deemed owned through application of clauses (i) and (ii) above but shall not include any other common shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights or warrants, or otherwise.

     The following transactions must conform to the rules set forth in the two immediately preceding paragraphs:

     (a) The merger or consolidation of the Company or any subsidiary of the Company with or into any Principal Shareholder.

     (b) The issuance of any securities of the Company to any Principal Shareholder for cash (other than pursuant to any automatic dividend reinvestment plan).

     (c) The sale, lease or exchange of all or any substantial part of the assets of the Company to any Principal Shareholder (except assets having an aggregate fair market value of less than five percent (5%) of the total assets of the Company, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

     (d) The sale, lease or exchange to the Company or any subsidiary thereof, in exchange for securities of the Company, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than five percent (5%) of the total assets of the Company, aggregating for the purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

     The transactional guidelines will not be applicable to (i) any of the transactions set forth above if 80% of the Board of Directors will by resolution have approved a memorandum of understanding with such Principal Shareholder with respect to and substantially consistent with such transaction, in which case approval by a "majority of the outstanding voting securities," as such term is defined in the 1940 Act, of the Company with each class and series of common shares voting together as a single class, except to the extent otherwise required by law, the 1940 Act or the Certificate of Incorporation with respect to any one or more classes or series of common shares, in which case the applicable proportion of such classes or series of common shares voting as a separate class or series, as the case may be, also will be required, will be the only vote of shareholders required, or (ii) any such transaction with any entity of which a majority of the outstanding shares of all classes and series of a stock normally entitled to vote in elections of directors is owned of record or beneficially by the Company and its subsidiaries.

     The Board of Directors will have the power and duty to determine on the basis of information known to the Company whether (i) a corporation, person or entity beneficially owns any particular percentage of the Company's outstanding common shares of any class or series, (ii) a corporation, person or entity is an "affiliate" or "associate" (as defined above) of another, (iii) the assets being acquired or leased to or by the Company or any subsidiary thereof constitute a substantial part of the assets of the Company and have an aggregate fair market value of less than five percent (5%) of the total assets of the Company, and
(iv) the memorandum of understanding referred to above is substantially consistent with the transaction covered thereby. Any such determination will be conclusive and binding for all purposes of the above.

Item 12. Indemnification of Directors and Officers

     Section 607.0850(1) of the Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a Florida corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

     In the case of proceedings by or in the right of the corporation, Section 607.0850(2) of the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claims as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

     Section 607.0850 further provides that to the extent a director, officer, employee or agent of a corporation is successful on the merits or in the defense of any proceeding referred to in subsections (1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that the corporation may advance such expenses; that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under such Section 607.0850.

     Section 607.0850 of the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that such person's actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in favor or in a proceeding by or in the right of a shareholder.

     The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Florida law.

Item 13.  Financial Statements and Supplementary Data.

     The Company's audited financial statements for August 31, 2006:



                                 IMPERIALI, INC.

                              Financial Statements

                                 August 31, 2006

                                 IMPERIALI, INC.

                              Financial Statements

                                Table of Contents



                                                                Page

Report of Independent Registered Public Accounting Firm         F-1

Financial Statements:

     Balance Sheets                                             F-2

     Statements of Operations                                   F-3

     Statements of Changes in Stockholders' Deficit             F-4

     Statements of Cash Flows                                   F-5

Notes to Financial Statements                                F-6 - F-9

                           Larry O'Donnell, CPA, P.C.
Telephone (303) 745-4545                                2228 South Fraser Street
                                                                          Unit I
                                                         Aurora, Colorado  80014



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


Board of Directors
Imperiali, Inc.

I have audited the accompanying balance sheet of Imperiali, Inc. as of August 31, 2006 and 2005, and the related statements of operations, changes in stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Imperiali, Inc. as of August 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.



Larry O'Donnell, CPA, P.C.
Aurora, Colorado
September 22, 2006

                                 IMPERIALI, INC.
                                 Balance Sheets
                            August 31, 2006 and 2005

                                     ASSETS
                                                             2006               2005
Current assets:
  Cash                                                 $    609,541        $          -
                                                       ------------        ------------

Total current assets                                   $    609,541        $          -
                                                       ------------        ------------

Total assets                                           $    609,541        $          -
                                                       ============        ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Due to officer                                       $          -        $        104
                                                       ------------        ------------

Total current liabilities                              $          -                 104
                                                       ------------        ------------

Stockholders' equity:

  Common stock; $.001 par value; authorized-
  500,000,000 shares; issued and outstanding-
  2006 20,358,486 shares; 2005 17,995,986 shares-            20,358              17,996
Additional paid in capital                               11,760,605          10,144,467
Accumulated deficit                                     (11,171,422)        (10,162,567)

                                                            609,541                (104)
                                                       ------------        ------------

                                                       $    609,541        $          -
                                                       ============        ============




                        See Notes to Financial Statements

                                 IMPERIALI, INC.
                            Statements of Operations



                                                      Year ended August 31
                                                  ----------------------------
                                                      2006             2005
                                                      ----             ----

Gross Revenues                                    $     11,300      $        -

General and administrative                           1,020,155               -

Net income (loss)                                 $ (1,008,855)     $        -

Income (loss) per common share                    $      (.053)     $        -

Weighted average common shares outstanding          19,177,000      17,995,985

--------------------------------------------------------------------------------




                        See Notes to Financial Statements

                                 IMPERIALI, INC.
                  Statements of Changes in Stockholders' Equity

                                         Common Stock                   Additional      Accumulated
                                         ------------
                                    Shares             Amount         Paid in Capital      Deficit            Total
                                    ------             ------         ---------------      -------            -----
Balance, August 31, 2003          17,995,986       $     17,996       $ 10,144,467      $(10,162,567)      $       (104)

Net loss for the year                                                                              -                  -
                                ------------       ------------       ------------      ------------       ------------

Balance, August 31, 2004          17,995,986             17,996         10,144,467       (10,162,567)              (104)

Issuance of common stock           2,362,500              2,362          1,616,138                            1,618,500

Net loss for the year                                                                     (1,008,855)        (1,008,855)
                                 ------------       ------------       ------------      ------------       ------------

Balance, August 31, 2006          20,358,486       $     20,358       $ 11,760,605      $(11,171,422)      $    609,541
                                ============       ============       ============      ============       ============


                        See Notes to Financial Statements

                                 IMPERIALI, INC.
                            Statements of Cash Flows


                                                        Year ended August 31
                                                    ----------------------------
                                                       2006             2005
                                                       ----             ----

Cash flows from operating activities:
  Net income (loss)                                 $(1,088,855)        $  --
  Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Increase (decrease) in:
     Due to officer                                        (104)           --
                                                    -----------         -----

     Net cash used by operating activities           (1,008,959)           --
                                                    -----------         -----

Cash flows from investing activities:
  Net cash used in investing activities                      --            --
                                                    -----------         -----

Cash flows from financing activities:
  Proceeds from common stock                          1,618,500            --
                                                    -----------         -----

     Net cash provided by financing activities        1,618,500            --
                                                    -----------         -----

Net increase in cash                                    609,541            --
                                                    -----------         -----

Cash at beginning of year                                    --            --
                                                    -----------         -----

Cash at end of year                                 $   609,541         $  --
                                                    ===========         =====



                        See Notes to Financial Statements

                                 IMPERIALI, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background

Imperiali, Inc. (the Company) was formed in Florida on September 27, 1994 as Automated Energy Security, Inc. On March 22, 1999 the Company's name was changed to New Millennium Development Group, Inc. On August 24, 2004 the Company's name was changed to Hercules Global Interests, Inc.

The Company has been dormant since 2002 and was started up again in the fall of 2005 by Christ Investment Group, LLC, the Company's business manager and a related company, which is controlled by the Company's major shareholder Mr. Daniel Imperato. On November 18, 2005 the name of the company was changed to Imperiali, Inc.

Nature of Business
------------------
Imperiali, Inc. is a team of global expansion and business development experts that are strategically positioned around the globe to identify emerging companies that wish to align with strategic partners to grow their businesses, and raise capital for business development and telecommunications infrastructure.

Imperiali revenues will come from sales of products and services rendered to telecommunications companies worldwide. Infrastructure, equipment and consulting services will be supplied on a contract basis.

Inventory
---------
Inventories are stated at lower of cost or market, with cost generally determined on a first-in, first-out basis. Currently the Company carries no inventory.

Depreciation
------------
Depreciation is calculated using straight-line methods over the estimated useful life of the equipment, furniture and fixtures.

Income Taxes
------------
The Company is recognized as a corporation under the Internal Revenue Code. As such, the corporation must report income and expenses properly on their tax return and pay all the related income taxes. As of August 31, 2006 the Company has an approximately $7,200,000 net operating loss carryover which can be used against future income through 2018. No provisions for income taxes are provided in these financial statements since the Company was dormant for the years ending August 31, 2006 and 2005.

Concentration of Credit Risk
----------------------------
The Company maintains cash accounts in commercial banks. Total cash deposits are secured by the Federal Deposit Insurance Corporation (FDIC) up to a limit of $100,000 per company. At August 31, 2006, the Company's cash balances exceeded insured amounts by approximately $510,000.

Use of Estimates
----------------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                                 IMPERIALI, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents
-------------------------

The Organization considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents.


Recently Issued Accounting Pronouncements
-----------------------------------------

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error - an amendment of APB Opinion No. 29." This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the usual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior period's financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects of the cumulative effect of the change. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect application of SFAS No. 154 to have a material affect on its financial statements.

In February 2006, the FASB issued SFAS No. 155. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." The Company does not expect application of SFAS No. 155 to have a material affect on its financial statements.

In March 2006, the FASB issued SFAS No. 156. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement is effective as of the beginning of its first fiscal year that begins after September 15, 2006. An entity should apply the requirements for recognition and initial measurement of servicing assets and servicing liabilities prospectively to all transactions after the effective date of this Statement. The Company does not expect application of SFAS No. 156 to have a material affect on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement is effective as of the beginning of its first fiscal year that begins after November 15, 2007. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles
(GAAP), and expands disclosures about fair value measurements. This Statement

                                 IMPERIALI, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (continued)
-----------------------------------------------------

applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice.

The Company does not expect application of SFAS No. 157 to have a material affect on its financial statements.

In September 2006, the FASB issued SFAS No. 158 Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans. This Statement amends FASB Statements No. 87, 88, 106, and 132(R). This Statement is effective as of the beginning of its first fiscal year that begins after December 15, 2006, but before June 16, 2007. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. The Company does not expect application of SFAS No. 158 to have a material affect on its financial statements.

NOTE B - INVESTMENTS

Investments are carried at market value.

NOTE C - RELATED PARTIES

Currently the Company has been provided office space, personnel and facilities at no cost by Christ Investment Group, LLC (Christ LLC). Mr. Daniel Imperato controls Christ LLC. Mr. Imperato is also the majority shareholder of the Company. An approximate value related to these costs and the new development of the Company exceeds $1,000,000. It is the Company's intention to acquire Christ LLC.

IMPERIALI, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE D - INCOME TAXES

The Company recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The Company incurred no income taxes for the years ended August 31, 2006 and 2005. The expected tax provision/(benefit) for the years ended August 31, 2006 is approximately $343,000. The difference between the expected tax provision/(benefit) and non-recognition of a tax provision/(benefit) in each period is the result of a valuation allowance applied to deferred tax assets.

Net operating loss carryforwards of approximately $7,200,000 are available to offset future taxable income, if any, through 2018. The Company has net deferred tax assets at August 31, 2006, of approximately $2,500,000; however, a valuation allowance has been provided to reduce the deferred tax assets, as realization of the assets is not assured.

The net operating loss carryforwards may be limited under the Change of Control provisions of the Internal Revenue Code section 382.

Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

     None.


Item 15. Financial Statements and Exhibits.

Financial Statements

     Balance Sheet at August 31, 2006 and related Statements of Operation, Changes in Stockholders' Deficit, Cash Flows, and Notes for the Company's fiscal years ended August 31, 2006 and 2005.

Exhibits

3.1  Articles of Incorporation and all amendments thereto

3.2  By-Laws


SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Imperiali, Inc.

Date: January 17, 2007                  By:/s/ Charles A. Fiscina
                                        Name: Charles A. Fiscina
                                        Title: Chief Financial Officer

EXHIBIT INDEX

3.1  Articles of Incorporation and all amendments thereto

3.2  By-Laws





                                       74